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TABLE OF CONTENTS

As filed with the U.S. Securities and Exchange Commission on April 14, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Affordable Residential Communities Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	84-1477939 (I.R.S. Employer Identification Number)

600 Grant Street, Suite 900
Denver, Colorado 80203
(303) 383-7500
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Scott L. Gesell
Executive Vice President and General Counsel
Affordable Residential Communities Inc.
600 Grant Street, Suite 900
Denver, Colorado 80203
(303) 383-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Fred B. White III, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective and from time to time thereafter.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Primary and Secondary Offering Common Stock, par value $0.01 per share, issuable upon exercise of warrants	795,788(2)	—	$14,625,000(3)	$1,721

Secondary Offering Warrants to purchase Common Stock	1,250,000	—	—(4)	—(4)

Common Stock, par value $0.01 per share, to be resold by selling stockholders	$3,497,215	—	$46,617,876(5)	$5,487(5)

Total:				$7,208

(1)
Pursuant to Rule 416 of the Securities Act of 1933, the common stock offered hereby shall be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)
Represents the maximum number of shares of Registrant common stock that may be issued upon the exercise of the outstanding warrants of the Registrant. These shares are also being registered for resale by current holders of the warrants.
(3)
Based upon the aggregate exercise price of the warrants.
(4)
No registration fee is required pursuant to Rule 457(f)(5) and (g) of the Securities Act of 1933, as amended. The shares of common stock issuable upon exercise of these warrants are registered by this registration statement.
(5)
The registration fee has been computed pursuant to Rule 457(c) and Rule 457(f)(1) under the Securities Act of 1933, as amended, based on the average of the high and low prices for shares of Registrant common stock as reported on the New York Stock Exchange on April 12, 2005 ($13.33 per share) multiplied by the maximum number of such shares (3,497,215) that may be offered by the selling stockholders.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until this registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 14, 2005

PROSPECTUS

AFFORDABLE RESIDENTIAL COMMUNITIES INC.

1,250,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK

3,497,215 SHARES OF COMMON STOCK

        This prospectus relates to the resale from time to time:

  •
  by the warrantholders named herein of 1,250,000 warrants to purchase shares of our common stock as well as 795,788 shares of our common stock issuable upon the exercise of such warrants. We refer to these holders as the selling warrantholders; and

  •
  by the stockholders named herein of 3,497,215 shares of our common stock. We refer to these stockholders as the selling stockholders and, together with the selling warrantholders, the selling securityholders.

        This prospectus also relates to the issuance by us from time to time of 795,788 shares of our common stock issuable upon the exercise of outstanding warrants by persons other than the selling warrantholders named herein.

        The shares of our common stock covered by this prospectus also will include such additional shares of our common stock, which as of the date of this prospectus is indeterminable, that we may be required to issue upon exercise of the warrants from time to time as a result of the antidilution provisions of the warrants.

        We will pay all expenses of this offering, other than commissions and discounts of broker-dealers and market makers.

        We will not receive any cash proceeds from the resale of the warrants or the resale of the shares of our common stock by the selling securityholders named herein, but we will receive proceeds from the exercise of the warrants.

        Our common stock is listed on the New York Stock Exchange under the symbol "ARC." The last reported sale price of our common stock on the New York Stock Exchange on April 13, 2005 was $13.30 per share.

        INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS BEFORE YOU MAKE AN INVESTMENT IN OUR SECURITIES.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April     , 2005

TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISK FACTORS
FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
DESCRIPTION OF WARRANTS
U.S. FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement which we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf process, we may issue the shares of our common stock described in this prospectus from time to time as a result of the exercise of the warrants by warrantholders other than the selling warrantholders. The selling warrantholders may also sell the warrants and the shares of our common stock issuable upon exercise of the warrants under this prospectus. The selling stockholders may also sell the shares of our common stock held by each of them. We will not receive any proceeds from any sale of the warrants or shares of our common stock by the selling securityholders, but we will receive proceeds from the exercise of the warrants. This prospectus provides you with a general description of the securities we and the selling securityholders may offer. You should read both this prospectus and the additional information described under the heading "Where You Can Find More Information" beginning on page 47.

        Unless the context otherwise requires, in this prospectus the terms "ARC," the "Company," "we," "us" or "our" refer to Affordable Residential Communities Inc. and its consolidated subsidiaries. "OP" or "operating partnership" refers to Affordable Residential Communities LP, our operating partnership subsidiary.

        You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus. We and the selling securityholders are offering shares of our common stock and warrants to purchase shares of our common stock, as applicable, and seeking offers to buy such securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock or warrants.

PROSPECTUS SUMMARY

        This brief summary does not contain all of the information that may be important to you. You should carefully read this entire document and the other documents to which this prospectus refers you before making your investment decision. See "Where You Can Find More Information."

The Company

        We are a fully integrated, self-administered and self-managed equity real estate investment trust, or REIT, focused primarily on the acquisition, renovation, repositioning and operation of all-age manufactured home communities. We also rent and sell manufactured homes, finance sales of manufactured homes and act as agent in the sale of homeowners' insurance and other related insurance products, all exclusively to residents in our communities. As of December 31, 2004, we owned and operated 315 communities in 27 states containing 63,661 homesites.

        Our properties are located in 27 states and represent 67 markets across the U.S. Our five largest markets are Dallas-Fort Worth, Texas, with 11.4% of total homesites; Atlanta, Georgia, with 7.8% of total homesites; Salt Lake City, Utah, with 6.0% of total homesites; the Front Range of Colorado, with 5.2% of total homesites; and Kansas City/Lawrence/Topeka, Kansas with 3.8% of total homesites.

        On February 18, 2004, we completed our initial public offering, or IPO, of 24,508,617 shares of our common stock (including 2,258,617 shares sold by selling securityholders) and 5,000,000 shares of our 8.25% Series A cumulative redeemable preferred stock. The net proceeds to the Company (after underwriting discounts but before expenses) from our sale of common stock and preferred stock in the IPO were $517.5 million. On March 17, 2004, we issued an additional 791,592 shares of common stock pursuant to the underwriters' exercise of their over-allotment option, generating net proceeds to the Company (after underwriting discounts but before expenses) of $14.0 million. In conjunction with the IPO, we also completed a financing transaction consisting of $500 million of new mortgage debt and the repayment of certain existing indebtedness. With a portion of the proceeds from our IPO and the financing transaction, we acquired 90 manufactured home communities from Hometown America, L.L.C., or Hometown, located in 24 states with 26,406 homesites. The total purchase price for these communities and related assets was approximately $615.3 million including assumed indebtedness with a fair value of $93.1 million.

        We were organized in 1998 as a Maryland corporation and have elected to be taxed as a REIT under the Internal Revenue Code, commencing with our taxable year ended December 31, 1998. We conduct all of our business activities through our operating partnership, of which we are the sole general partner and in which we held a 94.4% ownership interest as of December 31, 2004. The remaining 5.6% ownership interest in the OP represents outstanding common limited partnership interests, or OP units. Each of these outstanding OP units, which were issued in our May 2002 reorganization, is part of a paired unit that includes 1.9268 shares of our special voting stock. Each of these paired units is currently exchangeable by its holder for cash or, at our election, one share of our common stock, and each paired unit entitles its holder to one vote on all matters submitted to a vote of our stockholders. Collectively, limited partners who hold these paired units had approximately 5.6% of the total voting power of our outstanding voting stock as of December 31, 2004.

        Our principal executive, corporate and property management offices are located at 600 Grant Street, Suite 900, Denver, Colorado 80203, and our telephone number is (303) 383-7500. Our internet address is www.aboutarc.com. The information contained on our website is not part of this prospectus.

The Offering

Securities offered by the selling warrantholders	1,250,000 warrants to purchase shares of our common stock as well as 795,788 shares of our common stock issuable upon the exercise of such warrants by such selling warrantholders.
Securities offered by the selling stockholders	3,497,215 shares of our common stock held by the selling stockholders.
Securities offered by ARC to warrantholders other than the selling warrantholders	795,788 shares of our common stock issuable upon exercise of outstanding warrants.

The shares of our common stock covered by this prospectus also will include such additional shares of our common stock, which as of the date of this prospectus is indeterminable, that we may be required to issue upon exercise of the warrants from time to time as a result of the antidilution provisions of the warrants.
Use of proceeds	We estimate that our net proceeds from the exercise of all the warrants will be approximately $14.6 million. We intend to use the proceeds for general corporate purposes, which may include:
• providing working capital;
• funding capital expenditures; and
• funding acquisitions of manufactured homes and manufactured home communities.

We will not receive any proceeds from the resale by selling warrantholders of the warrants or shares of our common stock issuable upon the exercise of such warrants. We also will not receive any proceeds from the resale by the selling stockholders of shares of our common stock. All such proceeds will be received by the respective selling securityholders.
New York Stock Exchange symbol	"ARC"
Risk factors
Before investing in our common stock or the warrants, you should carefully read and consider the information set forth in "Risk Factors" beginning on page 4 of this prospectus and all other information appearing elsewhere and incorporated by reference in this prospectus and any accompanying prospectus supplement.

Summary of Terms of the Warrants

Warrants offered	1,250,000 warrants
Exercise
Each warrant entitles its holder to purchase approximately 0.6366 shares of our common stock at an exercise price of $18.378 per share, subject to adjustment from time to time upon the occurrence of certain events as set forth in the warrants.
Expiration date	5:00 PM, New York City time, on July 23, 2010.
Antidilution	Exercise price per share and number of shares issuable upon exercise of the warrants are subject to adjustment upon the occurrence of certain events including, among others:
•
issue or sale of additional shares of our common stock without consideration or for consideration per share less than the greater of the then-current market price per share of our common stock and the exercise price per share in effect immediately prior to such issue or sale;
• payment by us of any cash dividends or other distributions with respect to our common stock; and
• any combination of our outstanding common stock into a lesser number of shares.

RISK FACTORS

        Before you invest in our securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included or incorporated by reference in this prospectus before you decide to purchase our securities. The following Risk Factors could adversely affect our revenue, expenses, net income, cash flow, ability to pay or refinance our debt obligations, ability to make distributions to our shareholders, and/or the per share trading price of our common stock, as well as the value of our warrants.

Risks Related to Our Properties and Operations

        Adverse economic or other conditions in the markets in which we do business, including our five largest markets of Dallas-Fort Worth, Texas; Atlanta, Georgia; Salt Lake City, Utah; the Front Range of Colorado; and Kansas City/Lawrence/Topeka, Kansas could negatively affect our occupancy and results of operations.    Our operating results are dependent upon our ability to achieve and maintain a high level of occupancy in our communities. Adverse economic or other conditions in the markets in which we do business, and specifically in metropolitan areas of those markets, may negatively affect our occupancy and rental rates, which in turn, may negatively affect our revenues. If our communities do not generate revenues sufficient to meet our cash requirements, including operating and other expenses, debt service and capital expenditures, our net income, funds from operations ("FFO"), cash flow, financial condition, ability to make distributions to stockholders and common stock trading price could be adversely affected. The following factors, among others, may adversely affect the occupancy of our communities and/or the revenues generated by our communities:

  •
  the national economic climate and the local or regional economic climate in the markets in which we operate, which may be adversely impacted by, among other factors, plant closings, industry slowdowns, relocation of businesses, and changing demographics;

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  competition from other available manufactured housing sites or available land for the placement of manufactured homes outside of established communities and alternative forms of housing (such as apartment buildings and site-built single-family homes);

  •
  local real estate market conditions such as the oversupply of manufactured housing sites or a reduction in demand for manufactured housing sites in an area;

  •
  the residential rental market, which may limit the extent to which our rents, whether for homes or homesites, may be increased to meet increased expenses without decreasing our occupancy rates;

  •
  perceptions by prospective tenants of the safety, convenience and attractiveness of our communities and the neighborhoods where they are located;

  •
  our ability to provide adequate management, maintenance and insurance; or

  •
  increased operating costs, including insurance premiums, real estate taxes and utilities.

        Our communities located in Dallas-Fort Worth, Texas; Atlanta, Georgia; Salt Lake City, Utah; the Front Range of Colorado; and Kansas City/Lawrence/Topeka, Kansas contain approximately 11.4%, 7.8%, 6.0%, 5.2% and 3.8%, respectively, of our total homesites. As a result of the geographic concentration of our communities in these markets, we are particularly exposed to the risks of downturns in these local economies as well as to other local real estate market conditions or other conditions which could adversely affect our occupancy rates, rental rates and the values of communities in these markets.

        Our results of operations also would be adversely affected if our tenants are unable to pay rent or if our homesites or our rental homes are unable to be rented on favorable terms. If we are unable to promptly relet our homesites and rental homes or renew our leases for a significant number of our homesites or rental homes, or if the rental rates upon such renewal or reletting are significantly lower than expected rates, then our business and results of operations would be adversely affected. In addition, certain expenditures associated with each community (such as real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from such community and could increase without a corresponding increase in rental or other income. Furthermore, real estate investments are relatively illiquid and, therefore, will tend to limit our ability to vary our portfolio promptly in response to changes in economic or market conditions.

        In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or an increase in defaults under existing leases, which would adversely affect our net income, FFO, cash flow, financial condition, ability to pay or refinance our debt obligations, ability to make distributions to our stockholders and the per share trading price of our common stock.

        We may not be able to maintain and improve our occupancy through expansion of our home lease with option to purchase program and our rental home program, which could negatively affect our revenue and our results of operations.    We have responded to the challenging operating environment for manufactured home communities by developing and implementing a range of programs and initiatives aimed at increasing and maintaining our occupancy, including our home lease with option to purchase program and our rental home program. Our ability to maintain and increase occupancy and improve our operating margins in our existing communities in the future will depend to a large degree upon the success of these programs.

        Pursuant to our rental home program, we acquire manufactured homes, place them on unoccupied homesites in selected communities in our portfolio and lease them, typically for a one-year lease term. For the year ended December 31, 2004, rental income received from residents of our rental homes totaled $40.3 million. Our overall occupancy at December 31, 2004 was 81.5% with homeowners occupying 72.1% of our total homesites and tenants in our rental homes occupying approximately 9.4% of our total homesites. If we are unable to improve and maintain occupancy in our communities through expansion of our lease with option to purchase program and our rental home program, our operating results may be negatively affected. Our ownership of rental homes also increases our capital requirements and our operating expenses and subjects us to greater exposure to risks such as re-leasing risks and mold-related claims. In addition, our increased sales and leasing activities increase our exposure to these matters as well as to legal and regulatory compliance costs and risks and to litigation and claims arising out of the same.

        Our lease with option to purchase program is a new program which differs significantly from the lease-to-own programs offered by certain of our competitors, and we are not aware of any lease-to-own program structured in a manner similar to ours. Accordingly, while we believe our program has been structured and is being implemented in compliance with applicable legal and regulatory requirements in all material respects, we have no significant past experience operating this program and neither the structure and terms of the program nor our management and implementation of the program have been subject to review by any court or regulatory agency or authority in any suit or proceeding. There can be no assurance, if any such review were to occur, that the structure and terms of the program and our management and implementation of the program will be found to be in compliance with all such applicable legal and regulatory requirements. Any determination by a court or other agency or authority of competent jurisdiction finding a violation of any applicable legal or regulatory requirements, or the threat of such a determination, could subject us to material fines, penalties, judgments or other payments, which could have an adverse effect on our financial condition and results of operations, and also could result in significant changes to the structure and terms of the program, which could increase the costs to us of continuing the program or otherwise adversely affect our ability to continue to maintain the program, which could have an adverse effect on our ability to increase occupancy and improve our results of operations.

        We may not be able to maintain and improve our occupancy through expansion of our in-community home sales and financing initiative, which could negatively affect our revenue and our results of operations.    We have responded to the challenging operating environment for manufactured home communities by developing and implementing a range of programs and initiatives aimed at increasing and maintaining our occupancy, including our in-community home sales and financing initiative. Our ability to maintain and increase occupancy and improve our operating margins in our existing communities in the future will depend to some degree upon the success of this initiative. Through our in-community home sales and financing initiative, we intend to significantly expand our capability both to acquire for-sale manufactured home inventory and sell these homes to customers in our communities at reasonable prices and to finance sales of these homes to customers in our communities. We have obtained a multi-year debt facility pursuant to which we will be able to fund up to $125 million to support loan originations in connection with the sale of homes in our communities. If we are not able to maintain this debt facility, we do not expect to be able to fully fund this initiative, which could significantly impair our ability to maintain or increase our occupancy in our communities and to achieve growth in our revenue and operating margins.

        The availability of advances under our retail home sales and consumer finance debt facility is subject to certain conditions that are beyond our control. Conditions that could result in our inability to draw on these facilities include a downgrade of the lender's credit rating, Inc. and the absence of certain markets for financing debt obligations secured by securities or mortgage loans. Funding under this facility may also be denied if the lender determines that the value of the assets serving as collateral would be insufficient to maintain the required 75% loan-to-value ratio upon giving effect to a request for funding. The lender can also at any time require that we prepay amounts funded or provide additional collateral if in its judgment this is necessary to maintain the 75% loan-to-value ratio.

        We have no significant operating history in the consumer finance business and we cannot assure you that we will be able to successfully expand this initiative and manage this business. Loans produced by our in-community home sales and financing initiative may have higher default rates than we anticipate, and demand for consumer financing may not be as great as we anticipate or may decline. Our in-community home sales and financing initiative operates in a regulated industry with significant consumer protection laws, and the regulatory framework may change in a manner which may adversely affect our operating results. The regulatory environment and associated consumer finance laws create a risk of greater liability from our in-community home sales and financing initiative and could subject us to private claims and awards. This initiative is dependent on licenses granted by state and federal regulatory bodies, which may be withdrawn or which may not be renewed and which could have an adverse impact on our ability to achieve our operating objectives. We have obtained many, and are in the process of obtaining all of the remaining state and local licenses and permits necessary for us to implement this initiative in all of the markets in which we operate.

        We continue to work to integrate the Hometown communities, and we may not realize the improvements in occupancy and operating results that we anticipate from this acquisition.    The Hometown acquisition was significantly larger than the largest portfolio acquisition of manufactured home communities we had completed previously, and there can be no assurance that we will in fact be able to effectively integrate all of the Hometown communities and fully realize the anticipated benefits of this acquisition. In evaluating these communities following the acquisition, we have encountered and continue to address various issues associated with integrating them into our operations, including significant employee turnover and replacement, higher than anticipated deferred maintenance costs and issues relative to resident quality of life. Because we do not have the same operating experience with the Hometown communities as we do with our other manufactured home communities, we have not been able to fully anticipate operating difficulties with the Hometown communities, such as lease-related issues, zoning issues, environmental issues, personnel issues or mold-related issues, to the same degree that we can anticipate similar operating difficulties with the other manufactured home communities we currently operate. In addition, as a result of the Hometown acquisition, we now operate manufactured home communities in 27 new markets in which we did not previously have experience operating, and our lack of experience in these markets may hinder our ability to operate the Hometown communities in these markets successfully and to achieve our anticipated operating results.

        We also must continue to address the existing vacancies in the Hometown communities through our programs and initiatives aimed at increasing occupancy, including our rental home program and our in-community retail home sales and consumer financing initiative. Delays in completing the integration of the Hometown communities resulting from the issues described above have resulted in delays in implementing these programs and initiatives at the Hometown communities. If we are not successful in implementing our rental home program and other initiatives in managing the Hometown communities, we may not be able to achieve the improvements in occupancy and operating results that we anticipate from the Hometown acquisition, which could adversely affect our financial condition, results of operations, cash flow, per share trading price of our common stock and our ability to satisfy our debt service obligations and to pay distributions to our shareholders.

        The terms of our acquisition agreement with Hometown may cause us to incur additional costs and liabilities.     Pursuant to the acquisition agreement with Hometown, we have assumed all liabilities and obligations of Hometown with respect to the Hometown communities and the other acquired assets, whether known or unknown, absolute or contingent, and whether arising before or after the date we acquired the Hometown communities, subject to limited exceptions. In addition, Hometown is not required to indemnify us for any inaccuracy in or breach of any of its representations or warranties in the agreement. As a result of these provisions, we are responsible for liabilities and obligations with respect to the Hometown communities and the other acquired assets for which we have no recourse to Hometown or anyone else, and we may incur unanticipated costs in connection with completion of the Hometown acquisition and the integration of the Hometown communities in excess of our expected costs.

        The manufactured housing industry continues to face a challenging operating environment marked by a shortage of available financing for home purchases and a significant decrease in manufactured home shipments, which has put downward pressure on occupancy in manufactured home communities and may continue to do so.    The manufactured housing industry continues to face a challenging operating environment which has resulted in losses, exits from the industry and significant curtailment of activity among manufacturers, retailers and consumer finance companies. According to Manufactured Housing Institute, or MHI, industry shipments (a measure of manufacturing production and wholesale sales) have declined from 372,843 homes in 1998 to 130,937 in 2003. We believe this ongoing period of challenging industry conditions was the result of an over-supply of consumer credit from 1994 to 1999, which led to over-stimulation in the manufacturing, retail home sales and financing sectors of the industry. When compared to the manufacturing, retail home sales and consumer finance sectors of the manufactured housing industry, the manufactured home community sector has been relatively less affected than the other three sectors but is also facing challenging conditions, including an increase in the number of repossessed and abandoned homes, a shortage of consumer financing to support new manufactured home sales and move-ins and resale of existing homes in manufactured home communities, and historically low mortgage interest rates and favorable credit terms for traditional entry-level, site-built housing, all of which has put downward pressure on occupancy levels in our manufactured home communities and may continue to do so. We expect industry conditions will remain difficult for the foreseeable future, based partly on overall economic conditions throughout the U.S. and a continued shortage of consumer financing for manufactured home buyers.

        We have reported historical accounting losses on a consolidated basis since our inception, and we may continue to report accounting losses in the future.    We have had net losses available to common stockholders before allocation to minority interest of $94.7 million, $34.4 million, $40.8 million and $13.1 million for the years ended December 31, 2004, 2003, 2002, and 2001, respectively. As of December 31, 2004, our retained deficit was $252.0 million. There can be no assurance that we will not continue to incur net losses in the future.

        We may not be successful in identifying suitable acquisitions that meet our criteria or in completing such acquisitions and successfully integrating and operating acquired properties, which may impede our growth and negatively affect our results of operations.    Our ability to expand through acquisitions is a part of our business strategy and requires us to identify suitable acquisition candidates or investment opportunities that meet our criteria and are compatible with our growth strategy. We may not be successful in identifying suitable real estate properties or other assets that meet our acquisition criteria or in consummating acquisitions or investments on satisfactory terms. Failure to identify or consummate acquisitions will reduce the number of acquisitions we complete and slow our growth, which could in turn adversely affect our stock price.

        We continue to evaluate available manufactured home communities in select markets when strategic opportunities arise. Our ability to acquire properties on favorable terms and successfully integrate and operate them may be exposed to the following significant risks:

  •
  we may be unable to acquire a desired property because of competition from local investors and other real estate investors with significant capital, including other publicly traded REITs and institutional investment funds;

  •
  even if we are able to acquire a desired property, competition from other potential acquirers may significantly increase the purchase price which could reduce our profitability;

  •
  even if we enter into agreements for the acquisition of manufactured home communities, these agreements are subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction;

  •
  we may be unable to finance the acquisition at all or on favorable terms;

  •
  we may spend more than the time and amounts budgeted to make necessary improvements or renovations to acquired properties;

  •
  we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and consequently our results of operations and financial condition could be adversely affected;

  •
  market conditions may result in higher than expected vacancy rates and lower than expected rental rates; and

  •
  we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for clean-up of undisclosed environmental contamination, claims by tenants, vendors or other persons dealing with the former owners of the properties and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

        The availability of competing housing alternatives in our markets could negatively affect occupancy levels and rents in our communities, which could adversely affect our revenue and our results of operations.    All of our properties are located in markets that include other manufactured home communities. The number of competing manufactured home communities in a particular market could have a material effect on our ability to lease our homes and/or homesites and to maintain or raise rents. Other forms of multifamily residential properties and single family housing, including rental properties, represent competitive alternatives to our communities. The availability of a number of other housing options, such as apartment units and new or existing site-built housing stock, as well as more favorable financing alternatives for the same, could have an adverse effect on our occupancy and rents, which could adversely affect our cash flow and financial condition and ability to make distributions to our shareholders.

        Uninsured losses or losses in excess of our insurance coverage could adversely affect our financial condition and our cash flow.    We maintain comprehensive liability, fire, flood (where appropriate), extended coverage and rental loss insurance with respect to our properties with policy specifications, limits and deductibles customarily carried for similar properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots, acts of war or terrorism. Should an uninsured loss occur, we could lose both our investment in, and anticipated profits and cash flow from, a property, which could adversely affect our financial condition and our ability to make distributions to our shareholders. In addition, if any such loss is insured, we may be required to pay a significant deductible on any claim for recovery of such a loss prior to our insurer being obligated to reimburse us for the loss or the amount of the loss may exceed our coverage for the loss.

        Environmental compliance costs and liabilities associated with operating our communities may affect our results of operations.    Under various federal, state and local laws, ordinances and regulations, owners and operators of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. The presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner's or operator's ability to lease, sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials.

        In connection with the ownership (direct or indirect), operation, management and development of real properties, we may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental fines and injuries to persons and property. All but one of our properties have been subject to a Phase I or similar environmental audit (which involves general inspections without soil sampling or ground water analysis) completed by independent environmental consultants. These environmental audits have not revealed any significant environmental liability that we believe would have a material adverse effect on our business or results of operations. No assurances can be given that existing environmental studies with respect to any of our properties reveal all environmental liabilities, that any prior owner or operator of our properties did not create any material environmental condition not known to us, or that a material environmental condition does not otherwise exist as to any one or more of our properties. Furthermore, material environmental conditions, liabilities, or compliance concerns may have arisen after the review was completed or may arise in the future; and future laws, ordinances or regulations may impose material additional environmental liability, which would adversely affect our financial condition, results from operations and ability to make distributions to stockholders.

        Increases in taxes and regulatory compliance costs may reduce our revenue.    Costs resulting from changes in real estate tax laws generally are not passed through to tenants directly and will affect us. Increases in income, service or other taxes generally are not passed through to tenants under leases and may adversely affect our net income, FFO, cash flow, financial condition, ability to pay or refinance our debt obligations, ability to make distributions to stockholders, and the per share trading price of our common stock. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which would adversely affect our business and results of operations.

        Rent control or rent stabilization legislation and other regulatory restrictions may limit our ability to increase rents or dispose of our properties.    Certain states and municipalities have adopted laws and regulations specifically regulating the ownership and operation of manufactured home communities. These laws and regulations include provisions imposing restrictions on the timing or amount of rent increases and granting to community residents a right of first refusal on a sale of their community by the owner to a third party. Enactments of similar laws and regulations have been or may be considered from time to time in other jurisdictions. We currently own 8,475 homesites in two states that have rent control regulations, Florida and California. These communities represent 9.8% of our total communities and 13.3% of our total homesites. We presently expect to continue to operate manufactured home communities, and may in the future acquire manufactured home communities, in areas that either are subject to one or more of these types of laws or regulations or in which legislation with respect to such laws or regulations may be enacted in the future. Laws and regulations regulating landlord/tenant relationships or otherwise relating to the ownership and operation of manufactured home communities, whether existing law or enacted in the future, could limit our ability to increase rents or recover increases in our operating expenses and could make it more difficult for us to dispose of properties in certain circumstances.

        Costs associated with complying with the Americans with Disabilities Act of 1990 may result in unanticipated expenses.    Under the Americans with Disabilities Act of 1990, or ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional federal, state and local laws may also require modifications to our properties, or restrict certain further renovations of the properties, with respect to access thereto by disabled persons. For example, the Fair Housing Amendments Act of 1988, or FHAA, requires apartment properties first occupied after March 13, 1990 to be accessible to the handicapped. Noncompliance with the ADA or the FHAA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. Although we believe that our properties are substantially in compliance with present requirements, we have not conducted an audit or investigation of all of our properties to determine our compliance and we cannot predict the ultimate cost of compliance with the ADA, the FHAA or other legislation. If one or more of our communities is not in compliance with the ADA, the FHAA or other legislation, then we would be required to incur additional costs to bring the community into compliance. If we incur substantial costs to comply with the ADA, the FHAA or other legislation, our financial condition, results of operations, cash flow, per share trading price of our common stock and our ability to satisfy our debt service obligations and to pay distributions could be adversely affected.

        We may incur significant costs complying with other regulations applicable to our business.    The properties in our portfolio are subject to various federal, state and local regulatory requirements, such as state and local fire, life-safety and utility compliance requirements. If we fail to comply with these various requirements, we might incur governmental fines or private damage awards. We believe that the properties in our portfolio are currently in material compliance with all applicable regulatory requirements. However, we do not know whether existing requirements will change or whether future requirements will require us to make significant unanticipated expenditures that could adversely affect our net income, FFO, cash flow and financial condition, ability to satisfy our debt service obligations, the per share trading price of our common stock and ability to make distributions to our stockholders.

        Expansion of our existing communities entails certain risks which may negatively affect our operating results.     We may expand our existing communities where a community contains adjacent undeveloped land and where the land is zoned for manufactured housing. The manufactured home community expansion business involves significant risks in addition to those involved in the ownership and operation of established manufactured home communities, including the risks that financing may not be available on favorable terms for expansion projects, that the cost of construction may exceed estimates or budgets, that construction and lease-up may not be completed on schedule resulting in increased debt service expense and construction costs, that long-term financing may not be available on completion of construction, and that homesites may not be leased on profitable terms or at all. In connection with any expansion of our existing communities, if any of the above occurred our financial condition, results of operations and ability to make expected distributions to stockholders could be adversely affected.

        Exposure to mold and contamination-related claims could adversely affect our results of operations.    We own a significant number of rental homes, which we lease to third parties. In each of these rental homes, we run a risk of mold, mildew and/or fungus related claims if these items are found in any home. In addition, we provide water and sewer systems in our communities and we run the risk that if a home is not properly connected to a system, or if the integrity of the system is breached, mold or other contamination can develop. If this were to occur, we could incur significant remedial costs and we may also be subject to private damage claims and awards, which could be material. If we become subject to claims in this regard, it could adversely affect our financial condition, results of operations and insurability, which could adversely affect our stock price and our ability to make distributions to our stockholders.

Risks Related to Our Debt Financings

        We are subject to the risks normally associated with debt financing, including the risk that payments of principal and interest on borrowings may leave us with insufficient cash to operate our communities or to pay our current quarterly distributions or any distributions necessary to maintain our REIT status.    As of December 31, 2004, we had approximately $1.0 billion of outstanding indebtedness, all of which was secured. We expect to incur additional debt in the future to the extent necessary to fund our future cash needs, including making additional borrowings under our revolving credit facility or additional borrowings pursuant to other available financing sources. Additionally, we do not anticipate that our internally generated cash flow will be adequate to repay our existing indebtedness upon maturity and, therefore, we expect to repay our indebtedness through refinancing and equity offerings. Further, we may need to borrow funds to maintain our current rate of quarterly cash distributions or to make distributions required to maintain our REIT status.

        Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

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  our cash flow may be insufficient to meet our required principal and interest payments;

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  we may be unable to borrow additional funds, either on favorable terms or at all, as needed, including to make acquisitions or to maintain our current quarterly dividend rate or make distributions required to maintain our REIT status;

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  we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

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  because a portion of our debt bears interest at variable rates, an increase in interest rates could materially increase our interest expense;

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  we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

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  after debt service, the amount available for distributions to our stockholders is reduced;

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  our debt level could place us at a competitive disadvantage compared to our competitors with less debt;

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  we may experience increased vulnerability to economic and industry downturns, reducing our ability to respond to changing business and economic conditions;

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  we may default on our obligations and the lenders or mortgagees may foreclose on our properties that secure their loans and receive an assignment of rents and leases;

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  we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

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  our default under any one of our mortgage loans with cross-default or cross-collateralization provisions could result in default on other indebtedness or result in the foreclosures of other properties.

        We could become more highly leveraged because our organizational documents contain no limitation on the amount of debt we may incur.    Our organizational documents contain no limitations on the amount of indebtedness that we or our operating partnership may incur. Although we intend to maintain a balance between our total outstanding indebtedness and the value of our portfolio, we could alter this balance at any time. If we become more highly leveraged, then the resulting increase in debt service could adversely affect our ability to make payments on our outstanding indebtedness and to pay our anticipated distributions and/or any distributions required to maintain our REIT status.

        Increases in interest rates may increase our interest expense, which would adversely affect our cash flow, our ability to service our indebtedness and our ability to make distributions to our stockholders.    As of December 31, 2004, approximately 23% of our debt was subject to variable interest rates. An increase in interest rates could increase our interest expense, which would adversely affect our cash flow, our ability to service our indebtedness and our ability to make distributions to our stockholders. As of December 31, 2004, we had a total of $229.9 million of variable rate debt bearing a weighted average interest rate of approximately 5.66% per annum. On February 26, 2004 we entered into a two-year interest rate swap agreement pursuant to which we effectively fixed the base rate portion of the interest rate with respect to $100 million of our variable rate debt. As a result, as of December 31, 2004, approximately 13% of our total indebtedness was subject to variable interest rates for a minimum of two years.

        Failure to hedge effectively against interest rate changes may adversely affect our results of operations.    We seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements that involve risks, such as the risk that counterparties may fail to honor their obligations under these arrangements, and that these arrangements may not be effective in reducing our exposure to interest rate changes. Failure to hedge effectively against interest rate changes may adversely affect our financial condition, results of operations and ability to make distributions to our stockholders.

        Our growth depends on external sources of capital which are outside of our control.    In order to maintain our qualification as a REIT, we are required under the Internal Revenue Code to annually distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to income tax at regular corporate rates to the extent that we distribute less than 100% of our REIT taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including any necessary acquisition financing, from operating cash flow. Consequently, we rely on third-party sources to fund our capital needs. We may not be able to obtain the financing on favorable terms or at all. Any additional debt we incur will increase our leverage. Our access to third-party sources of capital depends, in part, on:

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  general market conditions;

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  the market's perception of our growth potential;

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  our current debt levels;

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  our current and expected future earnings;

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  our cash flow and cash distributions; and

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  the market price per share of our common stock.

        If we cannot obtain capital from third-party sources, we may not be able to acquire properties when strategic opportunities exist, satisfy our debt service obligations or make the cash distributions to our stockholders necessary to maintain our qualification as a REIT.

Risks Related to Organizational and Corporate Structure

        Our business could be harmed if key personnel terminate their employment with us.    Our success is dependent on the efforts of our executive officers and senior management team. The top four members of our senior management team have in excess of 31 years of combined experience in the manufactured housing industry. While we believe that we could find replacements for these key personnel, the loss of their services could materially and adversely affect our operations. We currently own and are the beneficiary of "key-man" life insurance for Scott D. Jackson, our Chairman and Chief Executive Officer, and we have entered into employment agreements with both Mr. Jackson and John G. Sprengle, our Vice Chairman.

        We may change our investment and financing strategies and enter into new lines of business without stockholder consent, which may result in riskier investments than our current investments.    We may change our investment and financing strategies and enter into new lines of business at any time without the consent of our stockholders, which could result in our making investments and engaging in business activities that are different from, and possibly riskier than, the investments and businesses described in this prospectus. A change in our investment strategy or our entry into new lines of business may increase our exposure to interest rate and other risk or real estate market fluctuations.

        Our failure to qualify as a REIT would result in higher tax expenses and reduced cash available for distribution to our stockholders.    Although we believe that we have operated and will continue to operate in a manner that enables us to meet the requirements for qualification as a REIT for U.S. federal income tax purposes, no assurance can be given that we are organized or will continue to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex provisions of the Internal Revenue Code for which there are only limited judicial or administrative interpretations, and involve the determination of various factual matters and circumstances not entirely within our control.

        If we fail to qualify as a REIT in any taxable year, we would not be allowed a deduction for dividends paid to our stockholders in computing our taxable income and would be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at corporate tax rates. Moreover, unless entitled to relief under certain statutory provisions, we also would be disqualified from electing to be a REIT for the four taxable years following the year during which our qualification is lost. This treatment would reduce our net earnings available for investment or distribution to our stockholders because of the additional tax liability to us for the years involved. See "U.S. Federal Income Tax Considerations." As a result of the additional U.S. federal income tax liability, we might need to borrow funds or liquidate certain investments on terms that may be disadvantageous to us in order to pay the applicable tax, and we would not be compelled to make distributions under the Internal Revenue Code.

        Joint venture investments could be adversely affected by our lack of sole decision-making authority, our reliance on co-venturer's financial condition and disputes between us and our co-venturers.    We may co-invest in the future with third parties through partnerships, joint ventures or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a property, partnership, joint venture or other entity. In such event, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. Investments in partnerships, joint ventures, or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. Consequently, actions by or disputes with partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers. We will seek to maintain sufficient control of such entities to permit them to achieve our business objectives.

        Our Chief Executive Officer has outside business interests which could require time and attention.    Scott D. Jackson, our Chairman and Chief Executive Officer, has outside business interests which include his ownership of Global Mobile Limited Liability Company, or Global Mobile, and JJ&T Enterprises, Inc., or JJ&T, both of which, through a commonly owned subsidiary, Global E, own and operate manufactured home communities. In addition, Mr. Jackson's employment agreement includes an exception to his non-competition covenant pursuant to which Mr. Jackson is permitted to devote time to the management and operations of Global Mobile and JJ&T, consistent with past practice. Although Mr. Jackson's employment agreement requires that he devote substantially his full business time and attention to our company, this agreement also permits Mr. Jackson to devote time to his outside business interests consistent with past practice. As a result, these outside business interests could potentially interfere with Mr. Jackson's ability to devote time to our business and affairs.

        Conflicts of interest could arise as a result of our relationship with our operating partnership.    Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company and our stockholders under applicable Maryland law in connection with their management of our company. At the same time, we, as general partner, have fiduciary duties to our operating partnership and to the limited partners under Delaware law in connection with the management of our operating partnership. Our duties as general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to our company and our stockholders. The partnership agreement of our operating partnership does not require us to resolve such conflicts in favor of either our stockholders or the limited partners in our operating partnership.

        Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.

        Additionally, the partnership agreement expressly limits our liability by providing that we, and our officers and directors, will not be liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such director or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, our affiliates and each of our respective officers, directors, employees and agents to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities, joint or several, expenses, judgments, fines and other actions incurred by us or such other persons, provided that our operating partnership will not indemnify for (i) willful misconduct or a knowing violation of the law or (ii) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement.

        The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the partnership agreement.

        We may incur adverse consequences if we expand or enter into new non-real estate business ventures.    Our operating partnership owns or invests in businesses that currently or may in the future engage in more diverse and riskier ventures, such as the sale of manufactured homes and financing of manufactured home sales on a broader scale (rather than only to customers in our communities), inventory financing, sales of home improvement products, brokerage of manufactured homes, acting as agent for sales of insurance and related products, third-party property management and other non-real estate business ventures that our management and board of directors determine, using reasonable business judgment, will benefit us.

        If we seek to enter into new non-real estate business ventures and to grow our existing non-real estate business ventures we may risk our ability to maintain our REIT status. In addition, this strategy would expose the holders of our securities to more risk than a business strategy in which our operations are limited to real estate business ventures because we do not have the same experience in non-real estate business ventures that we do in the ownership and operation of manufactured home communities and the related businesses we conduct.

        Certain provisions of Maryland law and our organizational documents, including the stock ownership limit imposed by our charter, may inhibit market activity in our stock and could prevent or delay a change in control transaction.    Our charter, bylaws, the partnership agreement of our operating partnership and Maryland law contain provisions that may delay, defer or prevent a change of control or other transaction that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders, including supermajority vote and cause requirements for removal of directors and advance notice requirements for director nominations and stockholder proposals.

        Our charter provides that no individual may beneficially own more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding shares of our common stock or more than 9.8% in value of our outstanding shares of our stock. These restrictions on transferability and ownership will not apply if the board of directors determines that it is no longer in our best interests to continue to qualify as a REIT. These ownership limits could delay, defer or prevent a change of control or other transaction that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

        Our board of directors has the power to issue additional shares of our stock in a manner that may not be in your best interests.    Our charter authorizes our board of directors to amend the charter without stockholder approval to increase the total number of authorized shares of stock or the number of shares of stock of any class or series and issue additional common stock, preferred stock or special voting stock. In addition, our board of directors may classify or reclassify any unissued shares of common stock or preferred stock and may set the preferences, rights and other terms of the classified or reclassified shares. Although our board of directors has no intention to do so at the present time, it could issue additional shares of our special voting stock or establish a series of preferred stock that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

        Our rights and the rights of our stockholders to take action against our directors and officers are limited.     Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter eliminates our directors' and officers' liability to us and our stockholders for money damages except for liability resulting from actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our bylaws require us to indemnify our directors and officers for liability resulting from actions taken by them in those capacities to the maximum extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by our directors and officers.

        Our management has limited experience operating a public company.    Our board of directors and executive officers have overall responsibility for the management and oversight of our business and operations, and, while certain of our officers have extensive experience in real estate marketing, acquisitions, development, management, finance and law, none of them has significant prior experience in operating a public company. We cannot assure you that our past experience will be sufficient to successfully operate our company as a public company.

        To maintain our REIT status, we may be forced to borrow funds on a short-term basis during unfavorable market conditions.    To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our REIT taxable income each year, excluding capital gains, and we will be subject to regular corporate income taxes to the extent that we distribute less than 100% of our REIT taxable income each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. In order to maintain our REIT status and avoid the payment of income and excise taxes, we may need to borrow funds on a short-term basis to meet the REIT distribution requirements even if the then prevailing market conditions are not favorable for these borrowings. These short-term borrowing needs could result from a difference in timing between the actual receipt of cash and inclusion of income for U.S. federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments.

        Dividends payable by REITs do not generally qualify for the reduced tax rates on qualified dividends.    Until tax years beginning after December 31, 2008, certain qualified dividends payable to individual U.S. stockholders (as such term is defined under "U.S. Federal Income Tax Considerations" below) are taxed at 15%. Generally, dividends payable by REITs will not constitute qualified dividends eligible for the reduced rates. The more favorable rates applicable to regular corporate dividends could cause stockholders who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock and our preferred stock.

        In addition, the relative attractiveness of real estate in general may be adversely affected by the newly favorable tax treatment given to corporate dividends, which could negatively affect the value of our properties.

        Possible legislative or other actions affecting REITs could adversely affect our stockholders.    The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service ("IRS") and the U.S. Treasury Department. Changes to the tax law (which changes may have retroactive application) could adversely affect our stockholders. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax laws applicable to us or our stockholders will be changed.

Risks Related to the Offering of the Warrants

        Because the warrants are not listed on a securities exchange and because we can give no assurance that they will be so listed, purchasers of the warrants may not be able to sell their warrants at the price they desire, if at all.    We cannot assure you that a liquid market will develop for the warrants, that you will be able to sell the warrants at a particular time or at all, or that the prices you receive when you sell will be favorable. There is currently no public market for the warrants. Any market-making activity will be subject to limits imposed by the Securities Act of 1933 and other regulations, and may be limited during the pendency of any shelf registration statement. We do not intend to apply (and are not obligated to apply) for listing of the warrants on any securities exchange or any automated quotation system. Therefore, we cannot make any assurances as to the liquidity of any trading market for the warrants. Future trading prices of the warrants will depend on many factors, including our operating performance and financial condition and the market for similar securities.

Risks Related to the Offering of Our Common Stock

        Our current periodic cash distribution to our common stockholders may exceed our FFO available to our common stockholders in the future.    For the twelve months ended December 31, 2004, our annual cash distribution to our common stockholders exceeded our FFO available to our common stockholders. We funded our annual cash distribution for the year ended December 31, 2004 from our operating cash flow, from cash generated from our senior fixed and variable rate mortgage debt incurred in connection with the completion of our IPO in February 2004, and from other borrowings. Unless our FFO available to common stockholders increases substantially, we will be required to fund future cash distributions to our common stockholders from other borrowings, from sales of some of our properties, or from other available financing sources or we will have to reduce such distributions. If we use working capital or proceeds from such other borrowings, from sales of some of our properties, or from other available financing sources to fund these distributions, this will reduce the availability of these funds for other purposes, including the purchase of homes necessary to implement our programs for increasing our occupancy, which could negatively impact our financial condition and results from operations and our ability to expand our business and further fund our growth initiatives.

        An increase in interest rates may have an adverse effect on the price of our common stock.    One of the factors that may influence the price of our common stock in the public market will be the annual distributions to stockholders relative to the prevailing market price of our common stock. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our common stock to expect a higher dividend yield and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could adversely affect the market price of our common stock.

FORWARD LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus that address results or developments that ARC expects or anticipates will or may occur in the future, where statements are preceded by, followed by or include the words "believes," "expects," "may," "will," "would," "could," "should," "seeks," "approximately," "intends," "plans," "projects," "estimates" or "anticipates" or the negative of these words and phrases or similar words or phrases, including such things as our business strategy, our ability to obtain future financing arrangements, estimates relating to our future distributions, our understanding of our competition, market trends, projected capital expenditures, the impact of technology on our products, operations and business are forward-looking statements.

        The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. These risks, along with the risks disclosed in the section of this prospectus entitled "Risk Factors" beginning on page 4 and the following factors, could cause actual results to vary from our forward-looking statements: national, regional and local economic climates, future terrorist attacks in the U.S. or abroad, competition from other forms of single or multifamily housing, changes in market rental rates, supply and demand for affordable housing, the cost of acquiring, transporting, setting or selling manufactured homes, the availability of manufactured homes from manufacturers, the availability of financing for us to acquire additional manufactured homes, the ability of manufactured home buyers to obtain financing, our ability to maintain rental rates and maximize occupancy, the level of repossessions by manufactured home lenders, the adverse impact of external factors such as changes in interest rates, inflation and consumer confidence, the ability to identify acquisitions, the pace of acquisitions and/or dispositions of communities and new or rental homes, our corporate debt ratings, demand for home purchases in our communities and demand for financing of such purchases, demand for rental homes in our communities, the condition of capital markets, actual outcome of the resolution of any conflict, our ability to successfully operate acquired properties, our ability to maintain our REIT status, environmental uncertainties and risks related to natural disasters, and changes in and compliance with real estate permitting, licensing and zoning laws including legislation affecting monthly leases and rent control and increases in property taxes.

        Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized, or even substantially realized, and that they will have the expected consequences to or effects on the Company and its business or operations. Forward-looking statements made in this prospectus speak as of the date hereof. The Company undertakes no obligation to update or revise any forward-looking statement in this prospectus.

USE OF PROCEEDS

        The proceeds to be received by the Company from the exercise of the warrants described in this prospectus, assuming all warrants are exercised, will be approximately $14.6 million. We intend to use such proceeds for general corporate purposes, which may include providing working capital, funding capital expenditures, and funding acquisitions of manufactured homes and manufactured home communities. Pending such uses, we intend to invest such funds in short-term, investment-grade, interest-bearing instruments.

        We will not receive any proceeds from the resale by selling warrantholders of the warrants or shares of our common stock issuable upon the exercise of such warrants. We also will not receive any proceeds from the resale by selling stockholders of shares of our common stock. All such proceeds will be received by the respective selling securityholders.

DESCRIPTION OF WARRANTS

        The following description is a summary of the material provisions of the warrants. We urge you to read the relevant sections of the warrant agreement, or warrant, because it defines the rights of a holder of these warrants.

        On August 9, 2000, we issued 1,250,000 warrants, each giving its holder the right to purchase one share of our common stock at an exercise price of $11.70 per share. On January 23, 2004, in preparation for our IPO, we effected a 0.519-for-1 reverse split of our common stock. As a result of the reverse stock split, the issuance by us of shares of our common stock in connection with the IPO and the quarterly cash distributions paid on our common stock after the date of our IPO and prior to the date of this prospectus, the current exercise price per share of our common stock under the warrants is $18.378 and the total number of shares of our common stock issuable upon exercise of all of the warrants is currently 795,788. The warrants expire if not exercised prior to 5:00 PM, New York City time, on July 23, 2010.

Exercise

        The warrants may be exercised by surrendering the warrant, accompanied by a subscription in substantially the form attached to the warrant, together with payment of the exercise price. Payment of the exercise price may be made in cash, by certified or official bank check payable to the order of Affordable Residential Communities Inc., a combination thereof, or by applying common stock issuable upon exercise of the warrants to cover such payment.

        Upon surrender of the warrant accompanied by a form of subscription and payment of the exercise price, we will deliver stock certificates for the number of duly authorized, validly issued, fully paid and nonassessable shares of common stock to which such holder shall be entitled upon such exercise, plus, in lieu of any fractional shares to which such holder would otherwise be entitled, cash in an amount equal to the same fraction of the market price per share on the business day next preceding the date of exercise. If less than all of the warrants represented by a warrant are exercised, such warrant shall be surrendered and a new warrant of the same tenor for the warrants not exercised shall be executed.

No Rights or Liabilities as Stockholders

        The holders of unexercised warrants have no right to vote on matters submitted to our stockholders and will not have a right to receive dividends.

        In the event of our liquidation, dissolution or winding up, the holders of the warrants will not be entitled to share in our assets. If a bankruptcy or reorganization is commenced by or against us, a bankruptcy court may hold that unexercised warrants are executory contracts which may be subject to rejection by us and the holders of the warrants may, even if sufficient funds are available, receive nothing or less than they would be entitled to if they had exercised their warrants prior to the commencement of any such proceeding.

        In the event of a taxable distribution to holders of our common stock that results in an adjustment to the number of warrant shares, the holders of the warrants may, in certain circumstances, be deemed to have received a dividend subject to U.S. federal income tax. See "U.S. Federal Income Tax Considerations."

Adjustments

        The exercise price of the warrants and the number of shares purchasable upon exercise of the warrants are subject to adjustment in several circumstances including, among other things, the following:

  •
  the issue or sale of additional shares of our common stock (including the issue of options or other convertible securities, the payment of dividends payable in our common stock and the subdivision of our common stock) without consideration or for consideration per share less than the greater of the then-current market price per share of our common stock and the exercise price per share in effect immediately prior to such issue or sale;

  •
  the payment by us of any cash dividends or other distributions with respect to our common stock (other than those paid in our common stock); and

  •
  any combination or consolidation of the outstanding shares of our common stock into a lesser number of shares.

        In the case of a consolidation or merger involving us, the transfer of all or substantially all of our assets or properties or a capital reorganization or reclassification of our common stock, each warrant will represent the right to receive the amount of securities, cash or other property to which the warrantholder would have been entitled had the warrant been exercised immediately prior to such transaction, subject to adjustments.

Reservation of Shares

        We have authorized, and will at all times reserve and keep available, such number of shares of our common stock as will be issuable upon the exercise of all outstanding warrants.

Amendment

        The warrants, and any terms thereof, may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

Remedy

        The terms of the warrants may be specifically enforced by a decree for specific performance or by an injunction against a violation of any of the terms in the warrants.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material federal income tax consequences relating to our taxation and qualification as a REIT and an investment in our common stock and warrants. For purposes of this section under the heading "U.S. Federal Income Tax Considerations," references to "ARC" mean only Affordable Residential Communities Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that the operation of ARC, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreement. This summary is for general information only, and does not purport to discuss all aspects of federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

  •
  financial institutions;

  •
  insurance companies;

  •
  broker-dealers;

  •
  regulated investment companies;

  •
  holders who receive ARC common stock through the exercise of employee stock options or otherwise as compensation;

  •
  persons holding ARC common stock as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment;

and, except to the extent discussed below:

  •
  tax-exempt organizations; and

  •
  non-U.S. investors.

        This summary assumes that investors will hold our common stock or warrants as capital assets, which generally means as property held for investment.

        THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK AND WARRANTS DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING ARC COMMON STOCK AND WARRANTS TO ANY PARTICULAR INVESTOR WILL DEPEND ON THE INVESTOR'S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF OUR COMMON STOCK OR WARRANTS.

Taxation of ARC

        ARC elected to be taxed as a REIT under the Internal Revenue Code, commencing with its taxable year ended December 31, 1998. ARC believes that it was organized and has operated in a manner so as to qualify as a REIT, and intends to continue to be organized and operate in such a manner.

        The law firm of Skadden, Arps, Slate, Meagher & Flom LLP has acted as our tax counsel in connection with our concurrent offerings. We expect to receive the opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that beginning with our taxable year ended December 31, 1998 through the date hereof, ARC has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that its proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Skadden, Arps, Slate, Meagher & Flom LLP is based on various assumptions relating to the organization and operation of ARC, and is conditioned upon representations and covenants made by the management of ARC and affiliated entities regarding its organization, assets, and the past, present and future conduct of its business operations. While ARC believes that it is qualified and operated as a REIT, and intends to continue to operate so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in the circumstances of ARC, no assurance can be given by Skadden, Arps, Slate, Meagher & Flom LLP or ARC that ARC will so qualify for any particular year. Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise ARC or the holders of ARC common stock and/or warrants of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

        Qualification and taxation as a REIT depends on the ability of ARC to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. ARC's ability to qualify as a REIT also requires that it satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by ARC. ARC's ability to qualify as a REIT also requires that it satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by ARC. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of ARC's operations for any taxable year satisfy such requirements for qualification and taxation as a REIT.

  Taxation of REITs in General

        As indicated above, qualification and taxation as a REIT depends upon the ability of ARC to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under "—Requirements for Qualification—General." While ARC intends to operate so that it qualifies as a REIT, no assurance can be given that the IRS will not challenge its qualification, or that it will be able to operate in accordance with the REIT requirements in the future. See "—Failure to Qualify."

        Provided that ARC qualifies as a REIT, it will generally be entitled to a deduction for dividends that it pays and therefore will not be subject to federal corporate income tax on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the "double taxation" at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.

        The Jobs and Growth Tax Relief Reconciliation Act of 2003, which we refer to in this prospectus as the "2003 Act", generally lowers the rate at which stockholders who are individual U.S. stockholders (as defined below) are taxed on corporate dividends to a maximum of 15% (the same as long-term capital gains), for the 2003 through 2008 tax years, thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders (as defined below) from ARC or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which, pursuant to the 2003 Act, will be as high as 35% through 2010.

        Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See "—Taxation of Stockholders."

        If ARC qualifies as a REIT, it will nonetheless be subject to federal tax in the following circumstances:

  •
  ARC will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

  •
  ARC may be subject to the "alternative minimum tax" on its items of tax preference, if any, including any deductions of net operating losses.

  •
  If ARC has net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See "—Prohibited Transactions," and "—Foreclosure Property," below.

  •
  If ARC elects to treat property that it acquires in connection with a foreclosure of a mortgage loan or certain leasehold terminations as "foreclosure property," it may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

  •
  If ARC fails to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintains its qualification as a REIT because other requirements are met, it will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which ARC fails the 75% gross income test or (2) the amount by which 90% of its gross income exceeds the amount qualifying under the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect the profitability of ARC.

  •
  Similarly, pursuant to provisions in recently enacted legislation that take effect in 2005, if ARC should fail to satisfy the asset or other requirements applicable to REITs, as described below, yet nonetheless maintains its qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, it may be subject to an excise tax. In that case, the amount of the tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

  •
  If ARC fails to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, or the "required distribution," ARC will be subject to a 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed, plus (ii) retained amounts on which income tax is paid at the corporate level.

  •
  ARC may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet record-keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT's stockholders, as described below in "—Requirements for Qualification—General."

  •
  A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between a REIT and a "taxable REIT subsidiary" (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

  •
  If ARC acquires appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in the hands of ARC is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, ARC may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if it subsequently recognizes gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation. The results described in this paragraph assume that the subchapter C corporation will not elect in lieu of this treatment to be subject to an immediate tax when the asset is acquired.

  •
  ARC may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, the earnings of which could be subject to federal corporate income tax.

        In addition, ARC and its subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on their assets and operations. ARC could also be subject to tax in situations and on transactions not presently contemplated.

  Requirements for Qualification—General

        The Internal Revenue Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

  (4)
  that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer "individuals" (as defined in the Internal Revenue Code to include specified entities); and

  (7)
  which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions.

        The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. ARC's charter provides restrictions regarding the ownership and transfer of its shares, which are intended to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an "individual" generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

        To monitor compliance with the share ownership requirements, ARC is generally required to maintain records regarding the actual ownership of its shares. To do so, ARC must demand written statements each year from the record holders of significant percentages of its stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by ARC). A list of those persons failing or refusing to comply with this demand must be maintained as part of the records of ARC. Failure by ARC to comply with these record-keeping requirements could subject it to monetary penalties. If ARC satisfies these requirements and has no reason to know that condition (6) is not satisfied, it will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

        In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. ARC satisfies this requirement.

        The Code provides relief from violations of the REIT gross income requirements, as described below under "—Income Tests," in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, the recently enacted American Jobs Creation Act of 2004 (the "2004 Act") includes provisions that extend similar relief in the case of certain violations of the REIT asset requirements (see "—Asset Tests" below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. These provisions of the 2004 Act become effective beginning with the 2005 tax year. If ARC fails to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable it to maintain its qualification as a REIT, and, if available, the amount of any resultant penalty tax could be substantial.

  Effect of Subsidiary Entities

        Ownership of Partnership Interests.    In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership's assets, and to earn its proportionate share of the partnership's gross income based on its pro-rata share of capital interest in the partnership, for purposes of the asset and gross income tests applicable to REITs as described below. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, ARC's proportionate share, based upon its percentage capital interest, of the assets and items of income of partnerships in which it owns an equity interest (including its interest in our operating partnership and its equity interests in lower-tier partnerships), is treated as assets and items of income of ARC for purposes of applying the REIT requirements described below. Consequently, to the extent that ARC directly or indirectly holds a preferred or other equity interest in a partnership, the partnership's assets and operations may affect ARC's ability to qualify as a REIT, even though ARC may have no control, or only limited influence, over the partnership. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in "—Tax Aspects of Investments in Partnerships."

        Disregarded Subsidiaries.    If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a "taxable REIT subsidiary" (as described below), that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Single member limited liability companies that are wholly-owned by a REIT are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with partnerships in which ARC holds an equity interest, are sometimes referred to herein as "pass-through subsidiaries."

        In the event that a disregarded subsidiary of ARC ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than ARC or another disregarded subsidiary of ARC—the subsidiary's separate existence would no longer be disregarded for federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect ARC's ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See "—Asset Tests" and "—Income Tests."

        Taxable Subsidiaries.    A REIT, in general, may jointly elect with subsidiary corporations, whether or not wholly owned, to treat the subsidiary corporation as a taxable REIT subsidiary, or TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by ARC and its subsidiaries in the aggregate, and ARC's ability to make distributions to its stockholders.

        A REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income, the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent's compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, providing non-customary services to tenants of the REIT's properties (see "—Income Tests," below), and activities that give rise to certain categories of income such as management fees or foreign currency gains).

        Certain restrictions imposed on a TRS are intended to ensure that such entities will be subject to appropriate levels of federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS's adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if a TRS pays interest, rent, or another amount to a REIT that exceeds the amount that would be paid to an unrelated party in an arm's-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. ARC has made TRS elections with respect to its ownership interest in several corporate subsidiaries since January 2001.

  Income Tests

        In order to maintain qualification as a REIT, ARC annually must satisfy two gross income requirements. First, at least 75% of ARC's gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions," must be derived from investments relating to real property or mortgages on real property, including "rents from real property," dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage backed securities), and gains from the sale of real estate assets, as well as income from some kinds of temporary investments. Second, at least 95% of ARC's gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

        Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If ARC receives interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that ARC acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and ARC's income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

        To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a "shared appreciation provision"), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.

        To the extent that a REIT derives interest income from a mortgage loan or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits of any person. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had it been earned directly by a REIT, as described below.

        Rents received by ARC will qualify as "rents from real property" in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as "rents from real property" unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an "independent contractor" who is adequately compensated and from which the REIT derives no revenue or through a TRS, as discussed below. ARC and its affiliates are permitted, however, to perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, ARC and its affiliates may directly or indirectly provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property. The rest of the rent will be qualifying income. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, ARC is permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the REIT income requirements. Also, rental income will qualify as rents from real property only to the extent that ARC does not directly or constructively own, (i) in the case of any lessee which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such lessee; or (ii) in the case of any lessee which is not a corporation, an interest of 10% or more in the assets or net profits of such lessee.

        ARC may indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by ARC from a REIT will be qualifying income in ARC's hands for purposes of both the 95% and 75% income tests.

        Any income or gain derived by ARC or its pass-through subsidiaries from instruments that hedge certain risks, such as the risk of changes in interest rates, will not be treated as non-qualifying income for purposes of the 95% gross income test, provided that specified requirements are met, but generally will constitute non-qualifying income for purposes of the 75% gross income test. Such requirements include that the instrument hedges risks associated with indebtedness issued by ARC or its pass-through subsidiaries that is incurred to acquire or carry "real estate assets" (as described below under "—Asset Tests"), and, that the instrument is properly identified as a hedge, along with the risk that it hedges, within prescribed time periods. Otherwise, such income will generally constitute non-qualifying income for purposes of the 95% and 75% gross income tests.

        If ARC fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for the year if it is entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if the failure of ARC to meet these tests was due to reasonable cause and not due to willful neglect, ARC attaches to its federal income tax return a schedule of the sources of its income, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible to state whether ARC would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving ARC, ARC will not qualify as a REIT. As discussed above under "—Taxation of REITs in General," even where these relief provisions apply, a tax would be imposed upon the amount by which ARC fails to satisfy the particular gross income test.

  Asset Tests

        ARC, at the close of each calendar quarter, must also satisfy four tests relating to the nature of its assets. First, at least 75% of the value of the total assets of ARC must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and certain kinds of mortgage backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

        The second asset test is that the value of any one issuer's securities owned by ARC may not exceed 5% of the value of ARC's gross assets. Third, ARC may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries, and the 10% value test does not apply to "straight debt" having specified characteristics. Fourth, the aggregate value of all securities of TRSs held by a REIT may not exceed 20% of the value of the REIT's gross assets.

        If a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation, of the asset tests, unless it is a qualifying mortgage asset or other conditions are met.

        Any interests held by a REIT in a real estate mortgage investment conduit, or REMIC, are generally treated as qualifying real estate assets, and income derived by a REIT from interests in REMICs is generally treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of the REIT's interest in the REMIC, and its income derived from the interest, qualifies for purposes of the REIT asset and income tests. Where a REIT holds a "residual interest" in a REMIC from which it derives "excess inclusion income," the REIT will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though the income may not be received in cash by the REIT.

        The 2004 Act contains a number of provisions applicable to REITs, including relief provisions that make it easier for REITs to satisfy the asset requirements, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. These provisions are generally effective beginning with the 2005 tax year, except as otherwise noted below.

        One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (d) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

        A second relief provision contained in the 2004 Act applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation do not exceed the lesser of 1% of the REIT's total assets, and $10,000,000, and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

        The 2004 Act also provides that certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute "straight debt," which now has an expanded definition and includes securities having certain contingency features. A newly enacted restriction, however, precludes a security from qualifying as "straight debt" where a REIT (or a controlled TRS of the REIT) owns other securities of the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer's outstanding securities. In addition to straight debt, the 2004 Act provides that certain other securities will not violate the 10% value test. Such securities include (a) any loan made to an individual or an estate, (b) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (c) any obligation to pay rents from real property, (d) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (e) any security issued by another REIT, and (f) any debt instrument issued by a partnership if the partnership's income is of a nature that it would satisfy the 75% gross income test described above under "—Income Tests." The 2004 Act also provides that in applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT's proportionate equity interest in that partnership. Each of the changes described in this paragraph that were made by the 2004 Act have retroactive effect beginning with the 2001 tax year.

        ARC believes that its holdings of securities and other assets will comply with the foregoing REIT asset requirements, and it intends to monitor compliance on an ongoing basis. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that ARC's interests in subsidiaries or in the securities of other issuers will cause a violation of the REIT asset requirements.

  Annual Distribution Requirements

        In order to qualify as a REIT, ARC is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to:

  (a)
  the sum of:

  •
  90% of the "REIT taxable income" of ARC (computed without regard to the deduction for dividends paid and net capital gains of ARC), and

  •
  90% of the net income, if any, (after tax) from foreclosure property (as described below), minus

  (b)
  the sum of specified items of non-cash income over 5% of its "REIT taxable income."

        These distributions generally must be paid in the taxable year to which they relate, or in the following taxable year if such distributions are declared in October, November or December of the taxable year, payable to stockholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by ARC and received by each stockholder on December 31 of the year in which they are declared. In addition, at the election of ARC, a distribution for a taxable year may be declared before ARC timely files its tax return for the year and paid with or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to the stockholders in the year in which paid, even though the distributions relate to ARC's prior taxable year for purposes of the 90% distribution requirement. In order for distributions to be counted for this purpose, and to give rise to a tax deduction by ARC, they must not be "preferential dividends." A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

        To the extent that ARC distributes at least 90%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax at ordinary corporate tax rates on the retained portion. ARC may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In this case, ARC could elect to have its stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their share of the tax paid by ARC. Stockholders would then increase the adjusted basis of their ARC stock by the difference between the designated amounts of capital gains from ARC that they include in their taxable income, and the tax paid on their behalf by ARC with respect to that income.

        To the extent that a REIT has any net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. See "—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions."

        If ARC fails to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, ARC will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed and (y) the amounts of income retained on which it has paid corporate income tax. ARC intends to make timely distributions so that it is not subject to the 4% excise tax.

        It is possible that ARC, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from its subsidiaries, and (b) the inclusion of items in income by ARC for federal income tax purposes. Potential sources of non-cash taxable income include loans or mortgage-backed securities held by ARC as assets that are issued at a discount and require the accrual of taxable economic interest in advance of its receipt in cash, loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which ARC may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

        ARC may be able to rectify a failure to meet the distribution requirements for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in ARC's deduction for dividends paid for the earlier year. In this case, ARC may be able to avoid losing its REIT status or being taxed on amounts distributed as deficiency dividends. However, ARC will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

  Failure to Qualify

        If ARC fails to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code described above do not apply, ARC will be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to stockholders in any year in which ARC is not a REIT will not be deductible by ARC, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, distributions to stockholders will generally be taxable in the case of stockholders who are individual U.S. stockholders (as defined below), at preferential rates, pursuant to the 2003 Act, and, subject to limitations of the Internal Revenue Code, dividends in the hands of corporate U.S. stockholders may be eligible for the dividends received deduction. Unless ARC is entitled to relief under specific statutory provisions, ARC will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, ARC will be entitled to this statutory relief.

  Prohibited Transactions

        Net income derived from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest, or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances. No assurance can be given that any particular property in which ARC holds a direct or indirect interest will not be treated as property held for sale to customers, or that certain safe-harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

  Foreclosure Property

        Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated, and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. ARC does not anticipate that it will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if ARC does receive any such income, it intends to make an election to treat the related property as foreclosure property.

Tax Aspects of Investments in Partnerships

  General

        ARC may hold investments through entities that are classified as partnerships for federal income tax purposes, including its interest in our operating partnership and the equity interests in lower-tier partnerships. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. ARC will include in its income its proportionate share of these partnership items for purposes of the various REIT income tests, based on its capital interest in such partnership, and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, ARC will include its proportionate share of assets held by subsidiary partnerships, based on its capital interest in such partnerships. See "—Taxation of ARC—Effect of Subsidiary Entities—Ownership of Partnership Interests." Consequently, to the extent that ARC holds an equity interest in a partnership, the partnership's assets and operations may affect ARC's ability to qualify as a REIT, even though ARC may have no control, or only limited influence, over the partnership.

  Entity Classification

        The investment by ARC in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of ARC's subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes. If any of these entities were treated as an association for federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of the assets of ARC and items of gross income of ARC would change and could preclude ARC from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the securities by value, of a corporation) or the gross income tests as discussed in "—Taxation of ARC—Asset Tests" and "—Income Tests," and in turn could prevent ARC from qualifying as a REIT, unless it is eligible for relief from the violation pursuant to relief provisions described above. See "—Taxation of ARC—Requirements for Qualification—General," and "—Failure to Qualify," above, for discussion of the effect of the failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the status of any of ARC's subsidiary partnerships for tax purposes might be treated as a taxable event, in which case ARC could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

  Tax Allocations with Respect to Partnership Properties

        Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "book-tax difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

        To the extent that any subsidiary partnership of ARC acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e. non-contributing) partners. These rules may apply to the contribution by ARC to any subsidiary partnerships of the cash proceeds received in offerings of its stock. As a result, partners, including ARC, in subsidiary partnerships, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership's properties than would be the case if all of the partnership's assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause ARC to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect ARC's ability to comply with the REIT distribution requirements discussed above.

Taxation of Stockholders

  Taxation of Taxable U.S. Stockholders

        This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of common stock that for federal income tax purposes is:

  •
  a citizen or resident of the United States;

  •
  a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds ARC stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding ARC stock should consult its tax adviser regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of ARC stock by the partnership.

        Distributions.    Provided that ARC qualifies as a REIT, distributions made to its taxable U.S. stockholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary income but will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for federal income tax purposes, our earnings and profits will be allocated, on a pro-rata basis, first to distributions with respect to our preferred stock, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations pursuant to the 2003 Act. An exception applies, however, and individual U.S. stockholders are taxed at such rates on dividends designated by and received from REITs, to the extent that the dividends are attributable to (i) "REIT taxable income" that the REIT previously retained in the prior year, and on which it was subject to corporate level tax, (ii) dividends received by the REIT from taxable domestic subchapter C corporations, and certain foreign corporations or (iii) income from sales of appreciated property acquired from subchapter C corporations in carryover basis transactions that has been subject to tax.

        In addition, distributions from ARC that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of ARC for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. A similar treatment will apply to long-term capital gains retained by ARC, to the extent that ARC elects the application of provisions of the Internal Revenue Code that treat U.S. stockholders of a REIT as having received, for federal income tax purposes, undistributed capital gains of the REIT, while passing through to U.S. stockholders a corresponding credit for taxes paid by the REIT on such retained capital gains, and increasing such U.S. stockholder's adjusted tax basis in their ARC stock by the difference between the amount of their capital gain and their share of the tax paid by ARC. See "Taxation of ARC—Annual Distribution Requirements." Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2008) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for individual U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.

        Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder's shares in respect of which the distributions were made, but rather, will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder's shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by ARC in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by ARC and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by ARC before the end of January of the following calendar year.

        Where a REIT holds a "residual interest" in a REMIC from which it derives "excess inclusion income," the REIT will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two) even though the income may not be received in cash by the REIT.

        To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of non-U.S. stockholders.

        To the extent that a REIT has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See "—Taxation of ARC—Annual Distribution Requirements." Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by a REIT, which are generally subject to tax in the hands of U.S. stockholders to the extent that the REIT has current or accumulated earnings and profits.

        Dispositions of ARC Stock.    In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of ARC stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder's adjusted tax basis in the stock at the time of the disposition. In general, a U.S. stockholder's tax basis will equal the U.S. stockholder's acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of ARC stock will, pursuant to the 2003 Act, be subject to a maximum federal income tax rate of 15% for taxable years through 2008, if the ARC stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if the ARC stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a U.S. stockholder upon the disposition of ARC stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of ARC stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from ARC that are required to be treated by the U.S. stockholder as long-term capital gain.

        If a U.S. stockholder recognizes a loss upon a subsequent disposition of ARC stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards "tax shelters," they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, the 2004 Act imposes significant penalties for failure to comply with these requirements. You should consult your tax advisers concerning any possible disclosure obligation with respect to the receipt or disposition of ARC stock, or transactions that might be undertaken directly or indirectly by ARC. Moreover, you should be aware that ARC and other participants in transactions involving ARC (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

  Passive Activity Losses and Investment Interest Limitations

        Distributions made by ARC and gain arising from the sale or exchange by a U.S. stockholder of ARC stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any "passive losses" against income or gain relating to ARC stock. Distributions made by ARC, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

  Taxation of Non-U.S. Stockholders

        The following is a summary of certain U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of ARC stock applicable to non-U.S. stockholders of ARC stock.

For purposes of this summary, a non-U.S. stockholder is a beneficial owner of ARC stock that is not a U.S. stockholder. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income and estate taxation.

        Ordinary Dividends.    The portion of dividends received by non-U.S. stockholders payable out of the earnings and profits of ARC which are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. holder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

        In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of ARC stock. In cases where the dividend income from a non-U.S. holder's investment in ARC stock is, or is treated as, effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder, and the income may also be subject to the 30% branch profits tax in the case of a non-U.S. stockholder that is a corporation.

        Non-Dividend Distributions.    Unless ARC stock constitutes a U.S. real property interest, or USRPI, distributions by ARC which are not dividends out of the earnings and profits of ARC will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of ARC's current and accumulated earnings and profits. If ARC stock constitutes a USRPI, as described below, distributions by ARC in excess of the sum of its earnings and profits plus the stockholder's basis in its ARC stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder's share of ARC's earnings and profits.

        Capital Gain Dividends.    Under FIRPTA, a distribution made by ARC to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by ARC directly or through pass-through subsidiaries ("USRPI capital gains"), will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. See above under "—Taxation of Non-U.S. Stockholders—Ordinary Dividends," for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, in such cases ARC will be required to withhold tax equal to 35% of the amount of dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if ARC held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. holder from a REIT that are attributable to dispositions by that REIT of assets other than USRPIs are generally not subject to U.S. federal income or withholding tax.

        Pursuant to the 2004 Act, a capital gain dividend by ARC that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, will generally not be treated as income that is effectively connected with a U.S. trade or business, and will instead be treated the same as an ordinary dividend from ARC (see "—Taxation of Non-U.S. Stockholders—Ordinary Dividends"), provided that (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the taxable year in which the capital gain dividend is received. This provision of the 2004 Act is effective for tax years beginning after December 31, 2004.

        Dispositions of ARC Stock.    Unless ARC stock constitutes a USRPI, a sale of the stock by a non-U.S. holder generally will not be subject to U.S. federal income taxation under FIRPTA. The stock will not be treated as a USRPI if less than 50% of ARC's assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

        Even if the foregoing test is not met, ARC stock nonetheless will not constitute a USRPI if ARC is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding shares is held directly or indirectly by non-U.S. stockholders. ARC believes that it is, and it expects to continue to be, a domestically controlled REIT and, therefore, the sale of ARC stock should not be subject to taxation under FIRPTA. Because ARC stock is transferable, however, no assurance can be given that ARC will be a domestically controlled REIT.

        In the event that ARC does not constitute a domestically controlled REIT, a non-U.S. holder's sale of stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) the stock owned is of a class that is "regularly traded," as defined by applicable Treasury regulations, on an established securities market, and (b) the selling non-U.S. holder owned, actually or constructively, 5% or less of ARC's outstanding stock of that class at all times during a specified testing period.

        If gain on the sale of stock of ARC were subject to taxation under FIRPTA, the non-U.S. holder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

        Gain from the sale of ARC stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (a) if the non-U.S. holder's investment in the ARC stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

        Estate Tax.    ARC stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.

  Backup Withholding and Information Reporting

        ARC will report to its U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. stockholder's income tax liability. In addition, ARC may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-U.S. status. Non-U.S. stockholders may be required to comply with applicable certification procedures to establish that they are not U.S. stockholders in order to avoid the application of such information reporting requirements and backup withholding.

  Taxation of Tax-Exempt Stockholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this prospectus as UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held its ARC stock as "debt financed property" within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) the ARC stock is not otherwise used in an unrelated trade or business, distributions from ARC and income from the sale of the ARC stock generally should not give rise to UBTI to a tax-exempt stockholder.

        Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from ARC as UBTI.

        In certain circumstances, a pension trust (i) that is described in Section 401(a) of the Internal Revenue Code, (ii) is tax exempt under section 501(a) of the Internal Revenue Code, and (iii) that owns more than 10% of ARC's stock could be required to treat a percentage of the dividends from ARC as UBTI, if ARC is a "pension-held REIT." ARC will not be a pension-held REIT unless either (A) one pension trust owns more than 25% of the value of ARC's stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of ARC's stock, collectively owns more than 50% of such stock. Certain restrictions on ownership and transfer of ARC's stock should generally prevent a tax-exempt entity from owning more than 10% of the value of ARC's stock, or ARC from becoming a pension-held REIT.

        Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign tax consequences of owning ARC stock.

Tax Aspects of Warrants

        Sale or Exchange of Warrants.    Upon the sale or exchange of a warrant, a warrantholder generally will recognize taxable capital gain or loss equal to the difference between (i) the sum of the amount of cash and the fair market value of property received in exchange therefore, and (ii) the warrantholder's tax basis in the warrant, which in general will equal the warrantholder's acquisition cost. Capital gain or loss recognized by a warrantholder upon the sale of exchange of a warrant generally will be long-term capital gain or loss if the holding period with respect to the warrant is more than one year.

        Exercise of Warrants.    A warrantholder generally will not recognize taxable gain or loss upon the exercise of a warrant by paying the exercise price in cash, except to the extent a warrantholder receives cash in lieu of a fractional share of the ARC's common stock. A warrantholder who receives cash in lieu of a fractional share will be treated as if such fractional share had been issued and then immediately redeemed for cash. As a result, the holder will recognize short-term capital gain or loss equal to the difference between the amount of such cash and the holder's tax basis in such fractional share. The warrantholder's adjusted tax basis in the shares received upon exercise will equal the sum of the warrantholder's tax basis in the warrant immediately prior to exercise plus the exercise price. Similarly, a warrantholder should not recognize taxable gain or loss to the extent it exercises a warrant and pays the exercise price with shares of ARC common stock. In that case, the basis of the newly acquired shares would include the basis of the shares surrendered in exchange therefor.

        The tax treatment of a warrantholder that elects to pay the exercise price by surrendering additional warrants for cancellation (a "Cashless Exercise") is uncertain. Such an exercise may, for example, be treated as a tax-free recapitalization, in which case a warrantholder's tax basis in the common stock received would equal the tax basis in the surrendered warrants. It is also possible that a Cashless Exercise could be treated as a taxable exchange in which gain or loss should be recognized. Due to the absence of authority as to the federal income tax treatment of a warrantholder making a Cashless Exercise, there can be no assurance which, if any, of the alternative tax consequences described above, or of other possible characterizations of a Cashless Exercise, would be adopted by the IRS or a court of law. Accordingly, warrantholders should consult their tax advisors as to the tax consequences of making a Cashless Exercise.

        Lapse of Warrants.    The lapse or expiration without exercising a warrant generally will result in a capital loss to the warrantholder equal to the warrantholder's tax basis in the warrant. The deductibility of capital losses is subject to limitation. This capital loss will be a long-term capital loss if the holding period with respect to such warrant is more than one year.

        Holding Period.    The holding period for shares received upon exercise of a warrant will begin on the day after the warrant is exercised. To the extent that a warrant is exercised using common stock owned by the warrant holder, the holding period of the common stock received on exercise will include the holding period of the shares surrendered.

        As discussed above, the tax consequences of a warrantholder making a Cashless Exercise are uncertain. If such an exercise is tax-free because it qualifies as a tax-free recapitalization, the holding period of such common stock would include the holding period of the surrendered warrants. If such an exercise is taxable, then the holding period for the shares actually received upon the exercise of warrants would begin on the day after the warrants are exercised and would not include the period during which the warrants were held.

        Disposition of Shares Issued Upon Exercise of a Warrant.    Upon a taxable disposition of shares issued upon exercise of warrants, a warrantholder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of other property received, and (ii) the warrantholder's adjusted tax basis in the shares. Such gain or loss generally will be long-term capital gain or loss if the holding period with respect to such shares is more than one year.

        Adjustments to the Warrants.    Pursuant to the terms of the warrants, the exercise price is subject to adjustment from time to time upon the occurrence of specified events. These adjustments should not give rise to a deemed taxable exchange of the warrants to the extent such adjustments are pursuant to the original terms of the warrants. However, under certain circumstances, a change in conversion ratio or any transaction having a similar effect on the interest of a warrantholder may be treated as a taxable distribution with respect to any warrantholder whose proportionate interest in the earnings and profits of ARC is increased by such change or transaction (even though no cash is received).

Other Tax Considerations

  Legislative or Other Actions Affecting REITs

        The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department. No assurance can be given as to whether, or in what form, the legislative proposals described below (or any other proposals affecting REITs or their stockholders) will be enacted. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in ARC.

        The 2003 Act reduced the rates at which individual U.S. stockholders are taxed on capital gains (a maximum rate of 15% replaces the prior maximum rate of 20%, through 2008), and gains from the stock of REITs are eligible for the reduced rates. Tax rates for individuals on dividends received from taxable subchapter C corporations were also reduced (with the maximum rate falling to 15% for tax years through 2008), although dividends received from REITs would generally continue to be taxed at regular ordinary income rates (now at a maximum of 35% through 2010). See "—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders—Distributions." This change in the tax treatment of dividends could cause stockholders to perceive investments in REITs to be comparatively less attractive than investments in other corporations, which could adversely affect the value of the stock of REITs, including ARC.

        The 2004 Act contains a number of provisions that affect the tax treatment of REITs and their stockholders. As discussed above, the 2004 Act includes provisions that generally ease compliance with certain REIT asset requirements, with the REIT 95% gross income requirement (in connection with income from hedging activities), and which grant relief in cases involving violations of the REIT asset and other requirements, provided that specified conditions are met. See "Taxation of ARC- Requirements for Qualification—General," "—Asset Tests" and "—Income Tests." The 2004 Act also alters the tax treatment of capital gain dividends received by non-U.S. stockholders in some cases. See "Taxation of Stockholders—Taxation of Non-U.S. Stockholders—Capital Gain Dividends." These changes are generally effective beginning in 2005, except that the provisions relating to the 10% asset (value) requirement have retroactive effect to 2001.

  State, Local and Foreign Taxes

        ARC and its subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. ARC owns interests in properties located in a number of jurisdictions, and may be required to file tax returns in certain of those jurisdictions. The state, local or foreign tax treatment of ARC and its stockholders may not conform to the federal income tax treatment discussed above. Any foreign taxes incurred by ARC would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in common stock or warrants of ARC.

SELLING SECURITYHOLDERS

        Set forth below is information with respect to the number of warrants and the number of shares of our common stock beneficially owned by each of the selling warrantholders as of the date of this prospectus. We are registering the resale by the selling warrantholders of all of such warrants and all of the shares of our common stock issuable upon the exercise of such warrants. Also set forth below is information with respect to the number of shares of our common stock beneficially owned by each of the selling stockholders as of the date of this prospectus. We are registering the resale by the selling stockholders of all of the shares of our common stock held by them as of the date of this prospectus. See "Plan of Distribution."

        All warrants and all shares of our common stock issuable upon the exercise of such warrants offered by this prospectus may be offered from time to time by the persons or entities named below:

Name of the Selling Warrantholder	Number of Warrants Beneficially Owned(1)	Number of Shares Issuable Upon Exercise of Warrants(1)	Total Other Shares of ARC Common Stock Beneficially Owned(2)
Thomas H. Lee Equity Fund IV, L.P.(3)	1,058,066.579	673,597.724	0
Thomas H. Lee Foreign Fund IV, L.P.(3)	36,575.689	23,285.208	0
Thomas H. Lee Foreign fund IV-B, L.P.(3)	102,948.951	65,540.468	0
THL-CCI Investors Limited Partnership(3)	328.050	208.846	0
Thomas H. Lee Charitable Investment, L.P.(3)	6,885.925	4,383.791	0
Todd M. Abbrecht(3)(4)	681.584	433.917	4,764
Beth Berman	12.492	7.953	0
Mark N. Berman	12.492	7.953	0
Rick Billinger	12.492	7.953	51
C. Hunter Boll(3)	3,063.007	1,950.004	21,721
Pam Boll	12.492	7.953	0
Matthew H. Briger(5)	12.492	7.953	0
Joseph Brill(5)	12.492	7.953	285
Charles A. Brizius(3)	500.195	318.439	0
Kate Brizius	12.492	7.953	0
Edward Brooks(5)	12.492	7.953	51
Greg Broome	12.492	7.953	51
Thomas M. Camp	12.492	7.953	0
Leslie Campbell	12.492	7.953	0
Nicholas L. Campbell(5)	12.492	7.953	0
William Carson(5)	12.492	7.953	51
R. Haynes Chidsey(5)	12.492	7.953	10,500
Anthony J. DiNovi(3)	3,063.007	1,950.004	0
Deanna DiNovi	12.492	7.953	0
Tracey Finn(6)	12.492	7.953	2,592
Ana Flaster(3)	12.492	7.953	0
Andrew D. Flaster	187.386	119.295	1,012
Joseph H. Flom(7)	12.492	7.953	51
Mary French(6)	12.492	7.953	2,628
Betty R. Gesell	12.492	7.953	51
Scott R. Gesell(8)	12.492	7.953	69,243
Louis A. Goodman(7)	12.492	7.953	662
Phebe S. Goodman	12.492	7.953	51
Craig Granzow(6)	12.492	7.953	439
Peter E. Greene(7)	12.492	7.953	51

Thomas M. Hagerty(3)(4)	3,075.499	1,957.957	21,926
David V. Harkins(3)	3,675.008	2,339.623	26,020
Sheryll Harkins	12.492	7.953	0
Joseph H. Hawke	12.492	7.953	0
Linda E. Hawke	12.492	7.953	0
Leonard Herman	12.492	7.953	51
Loyd Hinn	12.492	7.953	0
Debbie Incandela	12.492	7.953	0
Joseph J. Incandela(3)	349.912	222.764	2,392
Elizabeth S. Jackson	12.492	7.953	0
Scott D. Jackson(9)	12.492	7.953	782,212
Scott L. Jaeckel(3)	193.632	123.272	0
Helene L. Kaplan(10)	12.492	7.953	0
Mark N. Kaplan(10)	12.492	7.953	0
Jay B. Kasner(7)	12.492	7.953	51
Thomas H. Kennedy(7)	12.492	7.953	51
Scott Lawrence(6)	12.492	7.953	870
Cindy Lawry	12.492	7.953	0
Seth W. Lawry(3)	1,268.976	807.869	9,067
Stephen Zachary Lee(3)	750.167	477.580	0
Deborah Maietta	12.492	7.953	0
Wendy L. Masler(3)	199.878	127.249	0
Marilyn McClure	12.492	7.953	51
Nicola Mullen	12.492	7.953	0
Terrence M. Mullen(3)	669.092	425.964	4,721
Joseph H. Newberg	12.492	7.953	51
Caroline Oberg	12.492	7.953	0
Soren L. Oberg(3)	181.140	115.319	0
Barnet Phillips(7)	12.492	7.953	51
Sharon Phillips	12.492	7.953	51
David Kent Prejean(6)	12.492	7.953	2,882
Gilda A. Rinehart	12.492	7.953	0
Loyd I. Rinehart	12.492	7.953	0
Carolyn Robins	12.492	7.953	0
Charles W. Robins(3)	187.386	119.295	0
Charles W. Robins as Custodian for Jesse Lee(3)	500.195	318.439	0
Christen A. Robins	12.492	7.953	0
Kenneth B. Robins	12.492	7.953	0
Mark D. Robins	12.492	7.953	0
RSL Trust(3)	750.167	477.580	0
Laurie Schoen	12.492	7.953	0
Scott A. Schoen(3)(4)	3,063.007	1,950.004	0
Robert C. Sheehan(7)	12.492	7.953	0
Thomas R. Shepherd(3)	349.912	222.764	2,392
Nancy Shepherd	12.492	7.953	0
Kristi Smith	12.492	7.953	0
Stratton Smith(5)	12.492	7.953	0
Tina Smith	12.492	7.953	0

Warren C. Smith(3)	3,063.007	1,950.004	21,583
Mitchell J. Solomon(7)	12.492	7.953	0
Laurene Sperling	12.492	7.953	0
Scott M. Sperling(3)	3,063.007	1,950.004	0
John G. Sprengle(11)	12.492	7.953	258,342
Karen Sprengle	12.492	7.953	51
US Bank, N.A. as Trustee for the 1997 Thomas H. Lee Nominee Trust(3)(4)	13,816.197	8,795.816	0
Aime Steines(5)	12.492	7.953	582
Andrea L. Sussman	12.492	7.953	51
William J. Sweet, Jr.(7)	12.492	7.953	0
Ann Tenebaum	12.492	7.953	0
The 1995 Harkins Gift Trust(3)	413.248	263.086	3,129
Robert A. Thompson	12.492	7.953	51
Dale Tolbert	12.492	7.953	51
Andrew M. Troop	12.492	7.953	51
Scott Vanderhoofven(5)	12.492	7.953	0
Kristina A. Watts(3)	112.431	71.577	63
William Watts	12.492	7.953	0
Carol Webster	12.492	7.953	0
Daniel Webster	12.492	7.953	0
Kent R. Weldon(3)	843.485	536.989	0
Meghan Weldon	12.492	7.953	0
James Westra(3)	187.386	119.295	0
Jeanne Westra	12.492	7.953	0
Fred B. White(7)	12.492	7.953	0
Karen White	12.492	7.953	0
L. Van Witthuhn(5)	12.492	7.953	582

TOTAL	1,250,000	795,788

        The shares of our common stock offered for resale by selling stockholders pursuant to this prospectus may be offered from time to time by the persons or entities named below:

Name of the Selling Stockholder	Total Number of Shares of ARC Common Stock Beneficially Owned	Percent of Beneficial Ownership of ARC Common Stock
Capital ARC Holdings, LLC (f/k/a UBS Capital ARC Holdings, LLC)(12)	2,918,270	7.14%
Nassau Capital Partners II L.P.(13)	575,368	1.41%
NAS Partners I LLC(13)	3,577	*

TOTAL	3,497,215

*
Less than one percent.

(1)
All warrant and share numbers have been rounded to three decimal places. Upon the exercise of a warrant, the warrant holder will receive cash in lieu of any fraction of a share of common stock otherwise issuable upon such exercise, in accordance with the terms of the warrant agreement.

(2)
Does not include shares of ARC common stock issuable upon exercise of the warrants held by the selling warrantholders as listed in column two.

(3)
These entities and individuals are affiliated with Thomas H. Lee Partners, LP. Prior to January 10, 2005, these entities and individuals beneficially owned in the aggregate approximately 20% of the outstanding common stock of ARC. Thomas H. Lee Partners, LP and affiliated entities beneficially own 1.84% in the aggregate of the outstanding common stock of ARC. Figures for Messrs. Boll, Brizius, DiNovi, Flaster, Harkins, Incadenla, Lawry, Mullen, Oberg, Robins, Schoen, Shepard, Smith, Sperling, Weldon and Westra and Ms. Watts do not include warrants and shares beneficially owned by their respective spouses, as set forth in the table above separately.

(4)
Messrs. Abbrecht and Hagerty are Managing Directors of, and Mr. Schoen is a Senior Managing Director of Thomas H. Lee Partners, L.P., and each of them previously served as a director of ARC. Each of Messrs. Abbrecht, Hagerty and Schoen resigned as a director of ARC effective on January 10, 2005. Except to the extent of his pecuniary interest therein, each of Messrs. Abbrecht, Hagerty and Schoen disclaim beneficial ownership of the warrants beneficially owned by Thomas H. Lee Equity Fund IV, L.P. and certain of its affiliates and related funds. Figures for Mr. Schoen do not include warrants and shares beneficially owned by his spouse, as set forth in the table above separately.

(5)
Messrs. Briger (3/95 through 3/04), Brill (6/96 through 9/04), Brooks (11/98 through 11/04), Campbell (11/96 through 8/02), Carson (4/98 through 10/03), Chidsey (8/98 through 7/04), Smith (9/95 through 3/03), Vanderhoofven (1/98 through 3/05) and Witthuhn (10/98 through 10/03) and Ms. Steines (4/98 through 4/03) are former employees of ARC. Figures for Mr. Campbell do not include warrants and shares beneficially owned by his spouse, as set forth in the table above separately.

(6)
Mss. Finn and French and Messrs. Lawrence, Granzow and Prejean are current employees of ARC.

(7)
Messrs. Flom, Goodman, Greene, Kasner, Kennedy, Phillips, Sheehan, Solomon, Sweet and White are members of Skadden, Arps, Slate, Meagher & Flom LLP, a law firm which provides significant legal services to us. Figures for Messrs. Goodman, Phillips and White do not include warrants and shares beneficially owned by their respective spouses, as set forth in the table above separately.

(8)
Mr. Gesell is the Executive Vice President and General Counsel of ARC. Figures for Mr. Gesell do not include warrants and shares beneficially owned by his spouse, as set forth in the table above separately.

(9)
Mr. Jackson is Chairman and Chief Executive Officer of ARC. Mr. Jackson beneficially owns 1.91% of the outstanding common stock of ARC.

(10)
Mr. and Ms. Kaplan are Of Counsel to Skadden, Arps, Slate, Meagher & Flom LLP, a law firm which provides significant legal services to us.

(11)
Mr. Sprengle is Vice Chairman of ARC. Figures for Mr. Sprengle do not include warrants and shares beneficially owned by his spouse, as set forth in the table above separately.

(12)
Michael Greene and Charles Santos-Buch, partners of UBS Capital Americas, LLC, advisor to UBS Capital ARC Holdings, LLC, currently serve on the Board of Directors of ARC. In addition, UBS Securities, LLC, an affiliate of Capital ARC Holdings LLC., was one of our underwriters in the initial public offering of ARC common stock in February 2004.

(13)
Randall A. Hack, Senior Managing Member of Nassau Capital LLC and a member of NAS Partners I LLC, currently serves on the Board of Directors of ARC. Nassau Capital LLC is the general partner of Nassau Capital Partners II L.P.

        Because the selling securityholders may, under this prospectus, offer all or some portion of their warrants or shares of common stock, as applicable, no estimate can be given as to the number of warrants or shares of common stock that will be held by the selling securityholders upon termination of the offering. In addition, the selling securityholders named above may have sold, transferred or otherwise disposed of all or any portion of their warrants or common stock, as applicable, since the date on which they provided the information regarding their holdings, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

PLAN OF DISTRIBUTION

        We are required to keep the registration statement of which this prospectus forms a part effective until:

  •
  with respect to the selling warrantholders, all the warrants (including all shares of common stock issuable upon exercise of the warrants) registered herein have been distributed (or issued in the case of the common stock underlying the warrants) as contemplated hereby, but in any event, with respect to the resale of the warrants, not later than the fourth anniversary of the date the registration statement is first declared effective by the SEC; and

  •
  with respect to the selling stockholders, all of their shares of common stock registered herein have been distributed as contemplated herein, but in any event not later than the fourth anniversary of the date the registration statement is first declared effective by the SEC.

        We have the right in our sole discretion, based on any valid business purpose, to delay the filing or amendment of such registration statement prior to its effectiveness or, if effective, to suspend the use of this prospectus comprising a part of such registration statement for a reasonable length of time and from time to time provided that the aggregate number of days in all such delay periods occurring in any period of twelve consecutive months shall not exceed 90 days.

Distribution by Us

        The prospectus relates, in part, to the issuance by us from time to time of shares of our common stock issuable upon the exercise of outstanding warrants by persons other than the selling warrantholders named herein.

Distribution by Selling Securityholders

        The prospectus also relates, in part, to the resale from time to time (i) by the selling warrantholders named herein of 1,250,000 warrants to purchase shares of our common stock as well as 795,788 shares of our common stock issuable upon the exercise of such warrants; and (ii) by the selling stockholders named herein of 3,497,215 shares of our common stock.

        We are registering the securities covered by this prospectus on behalf of the selling securityholders. Sales of securities may be effected by the selling securityholders from time to time in one or more transactions, which may include sales in open market or block transactions on the New York Stock Exchange or such other national securities exchange or automated interdealer quotation system on which securities may be listed or quoted, sales in the over-the-counter market, in transactions other than on the New York Stock Exchange or any other organized market or quotation system where the securities may be traded or the over-the-counter market, privately negotiated transactions, through put or call options transactions relating to the securities, through short sales of securities, through hedging transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale or at negotiated prices. The securities may also be transferred pursuant to a gift or pledge. Such transactions may or may not involve brokers or dealers. None of the selling securityholders has advised us that it has entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of securities by the selling securityholders.

        The selling securityholders may effect such transactions by selling their securities directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling securityholders and/or the purchasers of securities for whom such broker-dealers may act as agents or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

        The selling securityholders may enter into options or other transactions with broker-dealers or other financial institutions who may resell the securities offered hereby pursuant to this prospectus (as may be supplemented or amended to reflect the transaction).

        Depending upon the circumstances of any sale hereunder, the selling securityholders and any broker-dealer who acts in connection with the sale of shares hereunder may be deemed to be "underwriters," within the meaning of Section 2(11) of the Securities Act, and any compensation received by them and any profit on any resale of shares sold by them while acting as principals may be deemed to be underwriting discounts or commissions under the Securities Act.

        The selling securityholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act. The anti-manipulation provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may also apply to sales by the selling securityholders in the market and other activities on behalf of the selling secuirityholders.

        To the extent necessary to comply with the securities laws of certain jurisdictions, the securities offered hereby will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the securities offered hereby may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption or federal preemption from registration or qualification is available and is complied with.

        All costs, expenses and fees in connection with the registration of securities offered hereby will be borne by us. Selling securityholders shall bear and pay all brokers commissions and all transfer taxes, if any, attributable to and/or payable in respect of any sales of securities by them. We have also agreed to indemnify the selling securityholders, to the extent permitted by law, their respective partners, members, shareholders, officers and directors and any person who controls such selling securityholders, against certain losses, claims, damages, liabilities and expenses arising out of or based upon untrue statements or omissions of a material fact set forth in this prospectus and in the registration statement of which this prospectus is a part.

        Upon being notified by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

  •
  the name of such selling securityholder and of the participating broker-dealer(s);

  •
  the number of securities involved;

  •
  the price at which such securities were sold;

  •
  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

  •
  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  •
  other facts material to the transaction.

LEGAL MATTERS

        The validity of the securities offered hereby will be passed upon for us by Venable LLP, Baltimore, Maryland. Certain tax matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

        The financial statements and financial statement schedule incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We are currently subject to the information and reporting requirements of the Exchange Act, and in accordance therewith file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. Those reports and other information so filed with the SEC may be inspected and copied, at the prescribed rates, at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room is available by calling the Commission at 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web at http:// www.sec.gov, which contains reports and other information regarding registrants. You can also inspect reports, proxy statements and other information pertaining to us at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

        We filed a registration statement on Form S-3 to register with the SEC the securities offered by this prospectus. This prospectus is a part of that registration statement. As allowed by the rules of the SEC, this prospectus does not contain all of the information you can find in our registration statement or the exhibits to the registration statement.

        You should rely only on the information or representations provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. Our selling securityholders may not make an offer of our securities in any state where the offer is not permitted. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. It also does not mean that the information in this prospectus is correct after this date.

INCORPORATION OF DOCUMENTS BY REFERENCE

        We incorporate by reference into this prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supercede that information. This prospectus incorporates by reference the documents set forth below, that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

  •
  our Annual Report on Form 10-K for the year ended December 31, 2004;

  •
  our Current Reports on Form 8-K dated January 12, 2005, April 5, 2005 and April 12, 2005; and

  •
  the description of Affordable Residential Communities Inc.'s capital stock contained in its Registration Statement on Form 8-A (File No. 1-31987) filed February 9, 2004, including any amendment or reports filed for the purpose of updating such description.

        All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the date of the completion of the offering of the securities described in this prospectus shall also be deemed to be incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents. Any statement contained in this prospectus or in a previously filed document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superceded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or was deemed to be incorporated by reference in this prospectus modifies or supercedes that statement. Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this prospectus.

        The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

        You can obtain any of the documents incorporated by reference in this document from us, or from the SEC through the SEC's Internet World Wide Web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document, at no cost, by requesting them in writing or by telephone from us at the following address or telephone number:

Affordable Residential Communities Inc.
Attention: Corporate Secretary
600 Grant Street, Suite 900
Denver, Colorado 80203
(303) 291-0222.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

        All capitalized terms used and not defined in Part II of this registration statement shall have the meaning assigned to them in the prospectus which forms a part of this registration statement.

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTIONS.

        The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.

Registration Fee—Securities and Exchange Commission	$7,208
Blue Sky Fees	$5,000
Printing	$5,000
Legal Fees and Expenses	$20,000
Accounting Fees and Expenses	$3,000
Miscellaneous	$5,000

Total	$45,208

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains a provision which eliminates directors' and officers' liability to the maximum extent permitted by Maryland law.

        Maryland law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty,

  •
  the director or officer actually received an improper personal benefit in money, property or services or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

        In addition, Maryland law permits us to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

        Our charter also authorizes us, to the maximum extent permitted by Maryland law, to obligate us to indemnify (a) any present or former director or officer or (b) any individual who, while a director or officer and, at our request, serves or has served another corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, against any claim or liability arising from that status and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us to provide such indemnification and advance of expenses. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities descried above and any employee or agent of us or our predecessor.

ITEM 16. EXHIBITS.

2.1
Transaction Agreement, dated as of October 14, 2003, by and among Hometown America, L.L.C., Affordable Residential Communities LP (formerly known as Affordable Residential Communities IV, LP) and Affordable Residential Communities Inc. (formerly known as ARC IV REIT, Inc.) (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-11/A of Affordable Residential Communities Inc. (File No. 333-109816), filed on December 10, 2003).

2.2
Amendment No. 1, dated as of November 4, 2003, to the Transaction Agreement, dated as of October 14, 2003, by and among Hometown America, L.L.C., Affordable Residential Communities LP (formerly known as Affordable Residential Communities IV, LP) and Affordable Residential Communities Inc. (formerly known as ARC IV REIT, Inc.) (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form S-11/A of Affordable Residential Communities Inc. (File No. 333-109816), filed on December 10, 2003).

3.1
Articles of Amendment and Restatement of Affordable Residential Communities Inc. (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004).

3.2
Amended and Restated Bylaws of Affordable Residential Communities Inc. (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004).

3.3
Articles Supplementary of Affordable Residential Communities Inc. Designating 8.25% Series A Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004).

4.1
Specimen certificate for common stock (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-11/A, filed on February 9, 2004).

4.2
Second Amended and Restated Supplemental Stockholders Agreement, dated as of February 18, 2004, by and among Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P., Thomas H. Lee Foreign Fund IV-B, L.P., Thomas H. Lee Charitable Investments Limited Partnership, Thomas H. Lee Limited Partnership, Capital ARC Holdings, LLC, Nassau Capital Funds L.P., Nassau Capital Partners II, L.P., NAS Partners I, L.L.C. and the individuals listed on the signature pages thereto (incorporated by reference to Exhibit 4.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004).

4.3
Form of Warrant, dated August 9, 2000.

4.4
Third Amended and Restated Registration Rights Agreement, dated as of February 18, 2004, by and among Affordable Residential Communities Inc. and the parties listed on Exhibits A, B, C and D thereto (incorporated by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004).

4.5
First Amended and Restated Pairing Agreement, dated as of February 12, 2004, by and between Affordable Residential Communities Inc. and Affordable Residential Communities LP (incorporated by reference to Exhibit 4.5 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004).

5.1
Opinion of Venable LLP.

8.1
Opinion by Skadden, Arps, Slate, Meagher & Flom LLP (including opinion of Venable LLP upon which the Skadden opinion relies as to certain Maryland law matters).

23.1
Consent of Venable LLP (included in their opinion filed as Exhibit 5.1).

23.2
Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in their opinion filed as Exhibit 8.1).

23.3
Consent of PricewaterhouseCoopers LLP.

24.1
Power of Attorney (see the signature page to this Form S-3 Registration Statement).

ITEM 17. UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

        (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

        (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that clauses (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification by the registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 14 day of April, 2005.

AFFORDABLE RESIDENTIAL COMMUNITIES INC.
By:	/s/ SCOTT D. JACKSON Scott D. Jackson Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

        Each person whose signature appears below authorizes Scott D. Jackson and John G. Sprengle, and each of them, each of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to execute in the name of each such person who is then an officer or director of Affordable Residential Communities Inc., and to file any amendments (including post effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ SCOTT D. JACKSON Scott D. Jackson	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	April 14, 2005
/s/ JOHN G. SPRENGLE John G. Sprengle	Vice Chairman	April 14, 2005
/s/ LAWRENCE E. KREIDER Lawrence E. Kreider	Chief Financial Officer and Chief Information Officer (Principal Financial and Accounting Officer)	April 14, 2005

/s/ JAMES L. CLAYTON James L. Clayton	Director	April 14, 2005
/s/ J. MARKHAM GREEN J. Markham Green	Director	April 14, 2005
/s/ MICHAEL GREENE Michael Greene	Director	April 14, 2005
/s/ RANDALL A. HACK Randall A. Hack	Director	April 14, 2005
Eugene Mercy, Jr.	Director	April 14, 2005
/s/ CHARLES J. SANTOS-BUCH Charles J. Santos-Buch	Director	April 14, 2005

EXHIBIT INDEX

Exhibit Number	Description
2.1	Transaction Agreement, dated as of October 14, 2003, by and among Hometown America, L.L.C., Affordable Residential Communities LP (formerly known as Affordable Residential Communities IV, LP) and Affordable Residential Communities Inc. (formerly known as ARC IV REIT, Inc.) (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form S-11/A of Affordable Residential Communities Inc. (File No. 333-109816), filed on December 10, 2003).
2.2
Amendment No. 1, dated as of November 4, 2003, to the Transaction Agreement, dated as of October 14, 2003, by and among Hometown America, L.L.C., Affordable Residential Communities LP (formerly known as Affordable Residential Communities IV, LP) and Affordable Residential Communities Inc. (formerly known as ARC IV REIT, Inc.) (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form S-11/A of Affordable Residential Communities Inc. (File No. 333-109816), filed on December 10, 2003).
3.1
Articles of Amendment and Restatement of Affordable Residential Communities Inc. (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004).
3.2
Amended and Restated Bylaws of Affordable Residential Communities Inc. (incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004).
3.3
Articles Supplementary of Affordable Residential Communities Inc. Designating 8.25% Series A Cumulative Redeemable Preferred Stock (incorporated by reference to Exhibit 3.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004).
4.1	Specimen certificate for common stock (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form S-11/A, filed on February 9, 2004).
4.2
Second Amended and Restated Supplemental Stockholders Agreement, dated as of February 18, 2004, by and among Thomas H. Lee Equity Fund IV, L.P., Thomas H. Lee Foreign Fund IV, L.P., Thomas H. Lee Foreign Fund IV-B, L.P., Thomas H. Lee Charitable Investments Limited Partnership, Thomas H. Lee Limited Partnership, Capital ARC Holdings, LLC, Nassau Capital Funds L.P., Nassau Capital Partners II, L.P., NAS Partners I, L.L.C. and the individuals listed on the signature pages thereto (incorporated by reference to Exhibit 4.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004).
4.3	Form of Warrant, dated August 9, 2000.
4.4
Third Amended and Restated Registration Rights Agreement, dated as of February 18, 2004, by and among Affordable Residential Communities Inc. and the parties listed on Exhibits A, B, C and D thereto (incorporated by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004).
4.5
First Amended and Restated Pairing Agreement, dated as of February 12, 2004, by and between Affordable Residential Communities Inc. and Affordable Residential Communities LP (incorporated by reference to Exhibit 4.5 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 30, 2004).

5.1	Opinion of Venable LLP.
8.1	Opinion by Skadden, Arps, Slate, Meagher & Flom LLP (including opinion of Venable LLP upon which the Skadden opinion relies as to certain Maryland law matters).
23.1	Consent of Venable LLP (included in their opinion filed as Exhibit 5.1).
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in their opinion filed as Exhibit 8.1).
23.3	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (see the signature page to this Form S-3 Registration Statement).